                                                                  EXHIBIT 10.10

- -------------------------------------------------------------------------------


                             OFFICE BUILDING LEASE

                                    Between

                   WEPREC POWERS POINTE CORPORATION, Landlord

                                      And

                 FIRST FINANCIAL MANAGEMENT CORPORATION, Tenant





                                   Premises:

                  Suites 110, 160, 1100, 1200, 1300, and 1400

                            5660 New Northside Drive

                             Atlanta, Georgia 30328


- -------------------------------------------------------------------------------


COPYRIGHTED MATERIAL;  ALL RIGHTS RESERVED.
1991, CITICORP REAL ESTATE, INC.

                               TABLE OF CONTENTS

                                                                                                                   Page
Index of Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv


                   ARTICLE 1                      Definitions, Premises, Term, Rent

                   Section 1.01  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                   Section 1.02  Leased Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                   Section 1.03  Commencement Date; Certain Obligations Effective Prior to the
                                  Commencement Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   Section 1.04  Base Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                   Section 1.05  Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   Section 1.06  Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                   ARTICLE 2                          Alterations and Additions

                   Section 2.01  Tenant Improvement Work  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                   Section 2.02  Alterations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                   ARTICLE 3                              Operating Expenses

                   Section 3.01  Expense Stop . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   Section 3.02  Estimates and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   Section 3.03  Extra Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                   Section 3.04  Operating Expenses Defined . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                   ARTICLE 4                        Tenant's Covenants and Rights

                   Section 4.01  Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                   Section 4.02  Assignment and Subletting  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                   Section 4.03  Care of Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   Section 4.04  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                   Section 4.05  Tenant's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                   Section 4.06  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                   Section 4.07  Utilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                   Section 4.08  Personal Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                   Section 4.09  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                   Section 4.10  Security Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   Section 4.11  Signs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   Section 4.12  Surrender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                   Section 4.13  Telephone Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


                   ARTICLE 5                Landlord's Covenants and Rights

                   Section 5.01  Quiet Enjoyment and Subordination  . . . . . . . . . . . . . . . . . . . . . . .  18
                   Section 5.02  Landlord's Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   Section 5.03  Alterations by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                   Section 5.04  Entry by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                   Section 5.05  Minimize Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                   Section 5.06  Landlord's Right to Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                   ARTICLE 6             Eminent Domain, Casualty, Hazardous Materials

                   Section 6.01  Eminent Domain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                   Section 6.02  Damage by Fire or Other Casualty . . . . . . . . . . . . . . . . . . . . . . . .  27
                   Section 6.03  Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                   Section 6.04  Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                   ARTICLE 7                         Events of Default, Remedies

                   Section 7.01  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                   Section 7.02  Remedies upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                   Section 7.03  Landlord's Lien and Security Interest  . . . . . . . . . . . . . . . . . . . . .  34
                   Section 7.04  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                   ARTICLE 8                           Miscellaneous Provisions

                   Section 8.01  Administrative Service Charges . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   Section 8.02  Late Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   Section 8.03  Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                   Section 8.04  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                   Section 8.05  Authority of Tenant and Landlord . . . . . . . . . . . . . . . . . . . . . . . .  36
                   Section 8.06  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   Section 8.07  Authorities for Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   Section 8.08  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   Section 8.09  Definition of Landlord . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                   Section 8.10  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   Section 8.11  Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   Section 8.12  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   Section 8.13  No Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   Section 8.14  Relationship of Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                   Section 8.15  Name of Building . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   Section 8.16  Successors Bound . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   Section 8.17  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                   Section 8.18  Joint and Several Obligation . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                   Section 8.19  Easements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                   Section 8.20  Enlarging the Office Building  . . . . . . . . . . . . . . . . . . . . . . . . .  41
                   Section 8.21  Limitation of Landlord Liability . . . . . . . . . . . . . . . . . . . . . . . .  41
                   Section 8.22  Short Form Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                   Section 8.23  Assignment of Rents, Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   Section 8.24  Relocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   Section 8.25  Rules and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   Section 8.26  Estoppel Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                   Section 8.27  Mortgagee Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                   Section 8.28  Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                   Section 8.29  Landlord's Failure to Consent  . . . . . . . . . . . . . . . . . . . . . . . . .  43
                   Section 8.30  No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   Section 8.31  No Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   Section 8.32  No Light or Air Easement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                   Section 8.33  Special Stipulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                               EXHIBITS

                    Exhibit A-1:           Floor Plan of Premises (excluding Storage Space)
                    Exhibit A-2:           Floor Plan of Storage Space
                    Exhibit A-3:           Floor Plan of First Refusal Space
                    Exhibit B:             Working Drawings
                    Exhibit C:             Tenant Acceptance Letter
                    Exhibit D:             Rules and Regulations
                    Exhibit E:             Workletter
                    Exhibit F:             Special Stipulations
                    Exhibit G:             Building Services Specifications
                    Exhibit H:             Legal Description of Real Property upon which Office Building is Situated
                    Exhibit I:             Janitorial Specifications
                    Exhibit J:             Subordination, Non-Disturbance and Attornment Agreement
                    Exhibit K:             Plan Showing Location of the Allstate Reserved Parking Spaces
                    Exhibit L:             Building Standard Finishes

                         INDEX OF CERTAIN DEFINED TERMS

TERM                                                                                             SECTION
- ----                                                                                             -------
Acceptance Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.03(C)

ADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.04

Additional Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.05

Aggregate Gross Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.02(C)(1)

Alterations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.02(B)

Architect's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.02

Base Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(A)

Base Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(B)

BOMA Standard . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.02

Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(C)

Building  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(D)

Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.01(A)(3)

Commencement Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(E)

Date of Such Taking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.01(A)

Easement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.01(B)

Environmental Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.04(D)

Environmental Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.04(D)

Environmental Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.04(D)

Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.01(A)

Expiration Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(F)

Guarantor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.01(A)(3)

Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.04(D)

Holidays  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.02(1)(a)

Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.06(A)

Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)(2)

Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)(3)(f)

Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preface, 8.09

Landlord's Building Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.01(B)

Landlord's Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.01(C)

Landlord's Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.03(A)

Landlord's Notice Address . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(G)

Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preface

Maintenance Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)(3)

Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.01(B)

Net Rental Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.02(C)

Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.04(A)

Office Building . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(H)

Operating Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)

Operating Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.01

Operating Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.02

Parking Spaces  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(I)

Permitted Uses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(J)

Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(K)

Profits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.02(C)

Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(L)

Reletting Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.02(C)(1)

Rent Payment Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(M)

Rules and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.25(A)

Security Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(N)

Superior Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5.01(B)

Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)(1)

Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Preface

Tenant's Additional Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.01(C)

Tenant's Transfer Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.02(C)

Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01(P)

UCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.03(C)

Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04(A)(3)(d)

Working Drawings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2.01(B)

                             OFFICE BUILDING LEASE

                            5660 New Northside Drive
                                Atlanta, Georgia

     THIS OFFICE BUILDING LEASE (this "Lease") is made as of this 8th day of March, 1995, by and between WEPREC POWERS POINTE CORPORATION ("Landlord"), a Georgia corporation, having an office c/o Realty Investment Advisors ("RIA"), 909 Third Avenue, 30th Floor, New York, New York 10043 and FIRST FINANCIAL MANAGEMENT CORPORATION ("Tenant"), a Georgia corporation, having a principal place of business at 3 Corporate Square, Suite 700, Atlanta, Georgia 30329.


                               W I T N E S E T H:

     The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant and agree as follows:


                                   ARTICLE 1

                       DEFINITIONS, PREMISES, TERM, RENT

SECTION 1.01 DEFINITIONS. The following terms shall have the meanings hereinafter set forth throughout this Lease.

(A) "Base Expenses" shall mean an amount (expressed on a per rentable square foot basis) equal to the Operating Expenses paid during calendar year 1995.

(B) "Base Rent" shall mean the base rent payable by Tenant during the Term, as follows:

                                         BASE RENT RATE
                                         --------------                                   PAYMENTS
                         (EXPRESSED AS DOLLARS PER RENTABLE SQUARE FOOT      (BASED ON 72,896 RSF IN PREMISES,
                     OF THE PREMISES, EXCLUSIVE OF STORAGE SPACE, PER YEAR)     EXCLUSIVE OF STORAGE SPACE)

         DATES                                                              ANNUAL                MONTHLY
         -----                                                              ------                -------
    Commencement
    Date through 8/31/96                       $18.00                   $1,312,128.00             $ 109,344.00
    9/1/96 through 8/31/97                     $18.00                   $1,312,128.00             $ 109,344.00
    9/1/97 through 8/31/98                     $18.00                   $1,312,128.00             $ 109,344.00
    9/1/98 through 8/31/99                     $18.00                   $1,312,128.00             $ 109,344.00
    9/1/99 through 8/31/00                     $18.00                   $1,312,128.00             $ 109,344.00
    9/1/00 through 8/31/01                     $21.25                   $1,549,040.00             $ 129,086.67
    9/1/01 through 8/31/02                     $21.25                   $1,549,040.00             $ 129,086.67
    9/1/02 through 8/31/03                     $21.25                   $1,549,040.00             $ 129,086.67
    9/1/03 through 8/31/04                     $21.25                   $1,549,040.00             $ 129,086.67
    9/1/04 through Expiration Date             $21.25                   $1,549,040.00             $ 129,086.67
    Renewal Term, if any                       95% of Market Base Rent Rate; see Section 2 of EXHIBIT F

              [Schedule of Base Rent continued on following page]

             [Schedule of Base Rent continued from preceding page]

                                                 BASE RENT RATE
                                                 --------------                                    PAYMENTS
                                      (EXPRESSED AS DOLLARS PER USABLE SQUARE        (BASED ON 640 USF IN STORAGE SPACE)
                                      FOOT OF THE STORAGE SPACE PER YEAR)
         DATES                                                                           ANNUAL                MONTHLY
         -----                                                                           ------                -------
    Commencement
    Date through   8/31/96                            $12.00                        $    7,680.00             $     640.00
    9/1/96 through 8/31/97                            $12.00                        $    7,680.00             $     640.00
    9/1/97 through 8/31/98                            $12.00                        $    7,680.00             $     640.00
    9/1/98 through 8/31/99                            $12.00                        $    7,680.00             $     640.00
    9/1/99 through 8/31/00                            $12.00                        $    7,680.00             $     640.00
    9/1/00 through 8/31/01                            $15.00                        $    9,600.00             $     800.00
    9/1/01 through 8/31/02                            $15.00                        $    9,600.00             $     800.00
    9/1/02 through 8/31/03                            $15.00                        $    9,600.00             $     800.00
    9/1/03 through 8/31/04                            $15.00                        $    9,600.00             $     800.00
    9/1/04 through Expiration Date                    $15.00                        $    9,600.00             $     800.00
    Renewal Term, if any                              95% of Market Base Rent Rate; see Section 2 of EXHIBIT F

(C) "Broker" shall mean Cushman & Wakefield of Georgia, Inc.

(D) "Building" shall mean, collectively, the Office Building (as defined in Section 1.01(H) hereof), the Property (as defined in Section 1.01(L) hereof), and any other building or improvements now or hereafter constructed on the Property and all other buildings and improvements and the real property upon which such buildings and improvements are located within the complex known as 5660.

(E) "Commencement Date" shall mean September 1, 1995.

(F) "Expiration Date" shall mean August 31, 2005.

(G) "Landlord's Notice Address" shall mean Koll/Rubloff, a Division of Koll Management, 3399 Peachtree Road, Suite 1900, Atlanta, Georgia 30326,
    Attention: Property Manager for 5660 New Northside Drive, with a copy of each Notice (as defined in Section 8.04 hereof) to Landlord to be sent to
    (i) WEPREC Powers Pointe Corporation, c/o Realty Investment Advisors, 909 Third Avenue, 30th Floor, New York, New York 10043, Attention: Asset Manager for 5660 New Northside Drive and (ii) WEPREC Powers Pointe Corporation, c/o Realty Investment Advisors, 909 Third Avenue, 30th Floor, New York, New York 10043, Attention: Michael J. Clerkin, Vice President.

(H) "Office Building" shall mean that certain building and other improvements having a street address of 5660 New Northside Drive, Atlanta, Georgia 30328.

(I) "Parking Spaces" shall mean 3.4 parking spaces per 1,000 usable square feet in the Premises (exclusive of any storage space such as, without limitation, the Storage Space) leased from time to time pursuant to the provisions of this Lease, such spaces to be located in the parking facility from time to time associated with the Building, sixty percent (60%) of which shall be spaces located in the enclosed portion of the parking facility, and forty percent (40%) of which shall be spaces located in the portion of the parking facility that is not enclosed.

(J) "Permitted Uses" shall mean general office and professional business purposes which are consistent with the operation of the Office Building as a first class building, including, without limitation, executive, administrative, legal, and clerical office purposes, all in accordance with all applicable laws, ordinances, rules and regulations of governmental authorities and the Rules and Regulations. Without limiting the generality of the foregoing, but subject to the conditions set forth in the preceding sentence, the Permitted Uses of the Premises include (i) the operation of a food service facility for use by Tenant's officers, employees, clients and invitees, but not for use by other tenants of the Office Building or by the public in general, and (ii) corporate receptions and social functions at which food and beverages may be provided to guests of Tenant.

(K) "Premises" shall mean that space shown cross-hatched on the floor plan(s) annexed hereto as EXHIBIT A-1, known as Suites 160, 1100, 1200, 1300 and 1400, located on the first, eleventh, twelfth, thirteenth, and fourteen (1st, 11th, 12th, 13th, and 14th) floors of the Office Building, containing approximately 72,896 rentable square feet and 65,471 usable square feet, together with the Storage Space. Upon any expansion or contraction of the Premises pursuant to the terms of this Lease or other agreement of the parties, the term "Premises" shall be deemed to apply to such space as adjusted by such expansion or contraction.

(L) "Property" shall mean that certain real property on which the Office Building is situated, located in the County of Fulton and State of Georgia.

(M) "Rent Payment Address" shall mean 5660 New Northside Drive, Atlanta, Georgia 30328.

(N) "Security Deposit":  Waived.

(O) "Storage Space" shall mean that space shown cross-hatched on the floor plan(s) annexed hereto as EXHIBIT A-2, known as Suite 110, located on the first (1st) floor of the Office Building, containing approximately 754 usable square feet.

(P) "Tenant's Notice Address" shall mean, prior to the Commencement Date, 3 Corporate Square, Suite 700, Atlanta, Georgia 30329 Attention: General Counsel, and after the Commencement Date, 5660 New Northside Drive, Suite 1400, Atlanta, Georgia 30328 Attention: General Counsel.

(Q) The initial term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, being approximately ten (10) years. The term of this Lease shall be subject to renewal as provided in Section 2 of EXHIBIT F annexed hereto. For purposes of this Lease, the term "Term" shall mean and refer to the initial term of this Lease and any renewal or extension thereof, as the context may require or permit.

SECTION 1.02 LEASED PREMISES. Subject to and upon the terms and conditions set forth herein, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises located in the Office Building for the period commencing on the Commencement Date and ending on the Expiration Date. This Lease shall create the relationship of landlord and tenant, and no estate shall pass out of Landlord. Tenant's interest in the Premises is a usufruct, which interest is not subject to levy or sale and is not assignable, as security or otherwise, by Tenant, except as otherwise expressly provided herein or in compliance herewith. Landlord and Tenant hereby agree to be bound by the number of rentable and usable square feet comprising the Premises, as set forth in
Section 1.01(K) herein.  Landlord and Tenant hereby acknowledge and agree that
(a) the number of usable square feet comprising the Premises has been calculated using the American National Standard Method of Measuring Floor Area in Office Buildings of the Building Owners and Managers Association International (ANSI

Z65.1-1980), approved July 31, 1980 ("BOMA Standard"); (b) any expansions or contractions in the size of the usable area of the Premises during the Term of this Lease shall be measured in accordance with the BOMA Standard; (c) the number of the initial rentable square feet of the Premises has been calculated by multiplying (i) the number of the initial usable square feet comprising the Premises by (ii) 1.109482; (d) any expansions or contractions in the size of the rentable area of the Premises during the Term of this Lease shall be calculated by multiplying (i) the number of usable square feet of the Premises by (ii) 1.109482, in the case of a full floor leased by Tenant, and by 1.15, in the case of a multi-tenant floor; and (e) the Office Building contains 276,178 rentable square feet of office space on the date of the execution of this Lease. Prior to the Commencement Date, Landlord shall deliver to Tenant a written certificate (the "Architect's Certificate") of the Building architect, as to the number of usable square feet of the Premises and that the foregoing has been measured in accordance with the BOMA Standard. If the Architect's Certificate discloses variances from the area calculations set forth in this Lease, this Lease shall be amended by including in the Acceptance Agreement the correct area calculations from the certificate. Subject to the terms and conditions of this Lease, Tenant shall have access to the Premises twenty-four
(24) hours per day, every day of the year during the Term of this Lease.

SECTION 1.03 COMMENCEMENT DATE; CERTAIN OBLIGATIONS EFFECTIVE PRIOR TO THE COMMENCEMENT DATE.

(A) If the Commencement Date occurs on a date other than the first day of a calendar month or if the Term expires or is terminated on a day other than the last day of a calendar month, Base Rent and any Additional Rent (as defined in Section 1.05 hereof) payable hereunder shall be prorated for such partial month on the basis of a thirty (30) day month. Tenant shall pay Landlord such prorated amount payable for the month in which the Commencement Date occurs on the first day of the month next following, along with all charges and payments due for such following month which were not paid by Tenant upon the execution of this Lease.

(B) Subject to the terms and conditions of this Lease (including EXHIBIT E annexed hereto), Landlord shall deliver possession of the Premises to Tenant upon execution and delivery of this Lease so that Tenant may commence the Tenant Improvement work described in Article 2 of this Lease.

(C) Within sixty (60) days after the date the Tenant Improvements are substantially complete, Landlord and Tenant shall execute an acceptance letter substantially in the form of EXHIBIT C annexed hereto (the "Acceptance Letter"), setting forth the Commencement Date and other information required therein, but the failure by Landlord or Tenant to execute the Acceptance Letter shall not affect the Commencement Date.

(D) If the Commencement Date is a date certain and/or if Tenant takes possession or enters into occupancy of the Premises prior to the Commencement Date for any reason, including for the purpose of preparing the Premises for occupancy, such possession or occupancy shall be pursuant to all of the terms, covenants and conditions of this Lease, excluding the obligation to pay Base Rent, the Operating Payment and, unless otherwise specified to the contrary herein, any other Additional Rent, which shall commence on the Commencement Date.

SECTION 1.04 BASE RENT. Tenant shall pay Landlord at the Rent Payment Address set forth in Section 1.01(M) hereof or at such other address as may be designated by Landlord from time to time, monthly, in advance, on the first day of each calendar month during the Term, monthly installments of Base Rent, without notice or demand and without any setoff, offset, abatement or deduction whatsoever, except as otherwise expressly and specifically set forth in this Lease. Notwithstanding the foregoing, upon the execution of this Lease, Tenant shall pay Landlord the first installment of Base Rent for the first full calendar month after the expiration of the three (3) month Base Rent abatement period described in Section 1 of EXHIBIT F annexed hereto and Landlord hereby acknowledges receipt of such payment, subject to collection.

SECTION 1.05 ADDITIONAL RENT. All sums other than Base Rent payable by Tenant under this Lease shall be deemed additional rent ("Additional Rent"), regardless of whether any such sum is expressly characterized as, or stated to be, Additional Rent in any other Section of this Lease, and shall be payable on demand unless other payment dates are set forth herein. Landlord shall have the same rights and remedies with respect to the failure by Tenant to pay Additional Rent as Landlord has with respect to the failure by Tenant to pay Base Rent.

SECTION 1.06 USE. The Premises shall be used and occupied by Tenant solely for the Permitted Uses, and for no other purpose without the prior written consent of Landlord, which consent may be withheld for any or for no reason.


                                   ARTICLE 2

                           ALTERATIONS AND ADDITIONS

SECTION 2.01  TENANT IMPROVEMENT WORK.

(A) Notwithstanding anything to the contrary contained or implied in this Lease, Tenant agrees that, except as otherwise expressly and specifically set forth in this Lease, it will accept possession of the Premises in its present "as is, where is" condition, and that no representations, warranties, or inducements with respect to any condition of the Premises have been made by Landlord, or its designated representatives, to Tenant, or its designated representatives. In furtherance of the foregoing, Tenant hereby acknowledges that no promises to decorate, alter, repair or improve the Premises, either before or after the execution of this Lease, except as otherwise expressly and specifically set forth in this Lease, have been made to Tenant, or its designated representatives, by Landlord, or its designated representatives.

(B) Landlord and Tenant hereby agree that the provisions of EXHIBIT E annexed hereto govern the construction of the tenant improvements to the Premises. Tenant shall undertake and complete the improvements shown in the Working Drawings (as defined in EXHIBIT E) substantially in accordance with the approved Working Drawings excepting only those deviations permitted pursuant to the provisions of EXHIBIT E. If Tenant fails to timely comply with its obligations under EXHIBIT E with respect to the preparation and delivery of the Working Drawings, and if such failure continues for a period of thirty (30) days after notice from Landlord to Tenant, then Landlord, at its sole option, may terminate this Lease. In such event, Tenant shall be liable for damages to the extent set forth in Section 7.02(C)(1) hereof and Landlord may apply all or any part of any prepaid rent in satisfaction of such damages. No material changes or modifications to the approved Working Drawings shall be made unless by written change order signed by Landlord and Tenant. A list of the HVAC design criteria and electrical design criteria for the Office Building is annexed hereto as EXHIBIT G.

(C) Provided Tenant is not in default of the Lease beyond any applicable notice and cure or grace period, and subject to and upon the terms and conditions set forth in EXHIBIT E, Landlord shall provide a tenant improvement allowance (the "Landlord's Contribution") equal to the sum of (i) the lesser of (a) Twenty and NO/100 Dollars ($20.00) per rentable square foot of the Premises (excluding the Storage Space) or (b) the actual cost for the Tenant Improvements, to be applied against the cost of the Tenant Improvements described in EXHIBIT E, plus (ii) the lesser of (a) One Dollar ($1.00) per rentable square foot of the Premises (excluding the Storage Space) or (b) the actual cost of preparing the space plans and Working Drawings for the Tenant Improvements described in EXHIBIT E, to be applied against the cost of such space planning and Working Drawings.

(D) By execution of the Acceptance Letter, as between Landlord and Tenant, Tenant shall be deemed conclusively to have accepted the Premises and each of Landlord and Tenant shall be deemed to have acknowledged that the Premises are in the condition required by the Working Drawings, except as otherwise shown in the Acceptance Letter and except for any latent defects. Landlord shall not be responsible for the repair or completion of any defective or incomplete items of the Tenant Improvements. Landlord shall not be responsible or have any liability for loss or damage to any fixtures, equipment or other property of Tenant or others installed or placed in the Premises by Tenant, its servants, employees, agents or independent contractors, except when caused by Landlord's gross negligence or willful misconduct and not relieved by operation of Section
6.03 hereof.

SECTION 2.02  ALTERATIONS.

       The term "Alterations" as used herein shall collectively mean any alterations, additions or improvements to the Premises or any part thereof. Tenant shall not make any Alterations to the Premises in violation of any of the Rules and Regulations or in violation of any law, statute, ordinance, rule, or regulation of any entity having legal jurisdiction over such subjects or without first giving Landlord notice. Except for minor interior Alterations which do not involve any Approval Item (defined in Section 4 of Article I of EXHIBIT E annexed hereto), Tenant shall make no Alterations in or to the Premises without first obtaining, in writing, Landlord's consent for such Alterations, which consent shall not be unreasonably withheld or delayed, subject to the provisions of Section 4 of Article I of EXHIBIT E annexed hereto. Notwithstanding the foregoing to the contrary, Landlord's consent shall not be required with respect to Alterations required in case of an emergency, and, if to the extent the Alteration in question does not constitute an Approval Item described in items (a), (d), (e), (f) or (g) in Section 4 of
Article I of EXHIBIT E annexed hereto, Tenant shall have the right to make Alterations to any of the following items in the fourteen (14th) floor portion of the Premises (but not to any other portion of the Premises), without the consent of Landlord: (i) sheetrock ceilings, (ii) non-Building standard restrooms (in terms of design, layout, type of materials and fixtures used, and number of lavatories installed), (iii) non-Building standard light fixtures, and (iv) non-Building standard window treatments, provided such window treatments are consistent with the first-class nature of the Building. Any and all Alterations to the Premises, irrespective of whether Landlord's consent to such Alterations was required hereunder, shall be subject to any terms, covenants, conditions and agreements which Landlord may reasonably prescribe from time to time. All Alterations to the Premises made or requested by Tenant shall be at Tenant's sole cost and expense, unless Landlord is otherwise expressly and specifically obligated to make such Alterations at its expense pursuant to the terms and conditions of this Lease (in which case Landlord shall perform the Alteration at its expense pursuant to the express and specific provision of this Lease requiring same). Upon the expiration of the Term or sooner termination of this Lease, any Alterations (including the initial Tenant Improvements made to the Premises pursuant to EXHIBIT E) to the Premises, excepting movable furniture and trade fixtures, shall become the property of Landlord and shall be surrendered with the Premises; provided, however, with respect to any Alteration (including the initial Tenant Improvements made to the Premises pursuant to EXHIBIT E, but excluding, however, the Alterations to the fourteenth floor portion of the Premises) which requires Landlord's consent hereunder and to any Alteration (excluding Alterations to the fourteenth floor portion of the Premises) which is not Building standard (irrespective of whether Landlord's consent to such Alterations, including the initial Tenant Improvements made pursuant to the Premises pursuant to EXHIBIT E, was required hereunder), Landlord shall have the right to direct Tenant to remove any such Alterations, in which event Tenant shall remove same at its sole cost and expense and repair in a good and workmanlike manner any damage to the Premises occasioned by such removal and restore the Premises to the condition existing prior to such Alterations, normal wear and tear excepted. Upon completion of any Alterations made by Tenant to the Premises (except for those which are only decorative in nature), Tenant shall submit to Landlord as-built plans or drawings with respect to such Alterations and operation and maintenance manuals for any and all equipment installed in and that becomes a part of the Premises, irrespective of whether Landlord's consent to such Alterations was required hereunder.

                                   ARTICLE 3

                               OPERATING EXPENSES

SECTION 3.01 EXPENSE STOP. In the event that Operating Expenses (as defined in Section 3.04(A) hereof) for any calendar year during the Term or any renewal or extension thereof on a per rentable square foot basis exceed the Base Expenses, Tenant shall pay to Landlord, as Additional Rent, the product of (i) the amount by which Operating Expenses for the Building on a per rentable square foot basis exceed Base Expenses and (ii) the number of rentable square feet in the Premises (excluding the Storage Space) as specified in Section 1.01(K) hereof (the "Operating Payment"). The Operating Payment shall be made pursuant to the provisions of Section 3.02 hereof.

SECTION 3.02 ESTIMATES AND PAYMENTS. Tenant agrees to pay monthly, as Additional Rent, one-twelfth (1/12) of Landlord's estimate of Tenant's Operating Payment for the then current calendar year. Landlord will give Tenant written notice from time to time of such estimated amounts, and Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Base Rent. Within one hundred fifty (150) days following the end of each calendar year, or as soon after such one hundred fifty (150) day period as is reasonably practicable, Landlord will submit to Tenant a statement showing in reasonable detail Operating Expenses on a per rentable square foot basis for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant's actual Operating Payment for such calendar year (each, an "Operating Statement"). However, the failure or delay by Landlord to provide Tenant with an Operating Statement within such 150-day period shall not constitute a waiver by Landlord of Tenant's obligation to pay its Operating Payment or of Landlord's rights to send such a statement or a waiver of its right to reconcile Tenant's Operating Payment; provided, however, if Landlord shall have failed to submit the Operating Statement to Tenant within ninety (90) days after notice to Landlord given by Tenant at any time after the expiration of such 150-day period, then such failure by Landlord to provide Tenant with an Operating Statement within such 90-day period shall constitute a waiver by Landlord of Tenant's obligation to pay any additional Operating Payments for the prior calendar year and a waiver of its right to reconcile Tenant's Operating Payment for the prior calendar year. Within thirty (30) days after receipt of an Operating Statement, Tenant shall pay to Landlord any additional amounts owed to Landlord as shown on the Operating Statement. Any monies owed Tenant by Landlord shall be applied by Landlord against the next accruing monthly installment(s) of Additional Rent due from Tenant. Tenant or its representative shall have the right, upon not less than ten (10) days prior notice rendered no later than sixty (60) days after delivery of an Operating Statement (or in the event Landlord shall have failed to deliver the Operating Statement by the end of said 90-day period, no later than sixty days after the expiration of said 90-day period), to review, at Tenant's sole cost, Landlord's books and records with respect to Operating Expenses during normal business hours, at the location of Landlord's books and records, but no more than once annually with respect to any given calendar year. Unless Tenant shall take written exception to any item contained in the Operating Statement within sixty (60) days after delivery thereof, the Operating Statement shall be deemed final and accepted by Tenant. If Tenant disputes an Operating Statement, Tenant shall pay the monies set forth therein and any other monies then owed by Tenant under this Lease as a condition precedent to any further review of the content of the Operating Statement. Any payments due under this Article 3 shall be prorated for any partial calendar year occurring during the Term. Tenant's obligation to pay any amounts due under this Article 3 and Landlord's obligation to refund any overpayments made by Tenant under this Article 3 for the final year of the Term shall survive the expiration of the Term or earlier termination of this Lease.

SECTION 3.03 EXTRA CHARGES. In addition, Tenant shall pay, as Additional Rent, all expenses paid or incurred by Landlord which are attributable to Tenant's use and occupancy of the Premises or which are incurred pursuant to Tenant's request for additional or overtime services; including, but not limited to, sales, use or occupancy taxes payable by Landlord based upon Base Rent and any Additional Rent; overtime HVAC or heating expenses;

overtime electric charges; charges for keys; or special tenant requests. Unless such charges are included in the monthly invoice for Base Rent or other payment dates are otherwise specifically set forth herein, any extra charges shall be due and payable by Tenant within thirty (30) days after receipt of invoices for same.

SECTION 3.04  OPERATING EXPENSES DEFINED.

(A) The term "Operating Expenses" shall mean the aggregate of those costs and expenses paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) relating to the ownership, maintenance and operation of the Building or the sidewalks or areas adjacent thereto or for any other areas for which Landlord shall have any obligation for repair or maintenance. Without limiting the generality of the foregoing, Operating Expenses shall include the following:

       (1) Taxes - The term "Taxes" shall mean all taxes, fees and assessments and governmental charges levied, whether by federal, state, county, municipal, or other taxing districts or authorities presently or hereafter created, taxing the Building and any other taxes, fees, charges or assessments attributable to the Building or its operation, as opposed to the income generated therefrom. In addition, "Taxes" shall mean all real estate taxes and assessments or substitutes therefore or supplements thereto upon all or any portion of the Building or any improvement thereon, for any whole or partial tax year or period occurring during the Term hereof. If and to the extent that due to a change in the method of taxation or assessment, any franchise, capital stock, capital, rent, income, profit or other tax or charge shall be a substitute for or supplement to any of the foregoing, then all such items shall be included within the term Taxes for the purposes of this Lease. All expenses, including attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which paid. Without the prior written consent of Landlord, Tenant may not contest Taxes. If tenants of at least fifty percent (50%) of the rentable square feet of the Building shall, by timely notice to Landlord, request Landlord to do so, Landlord shall institute appropriate proceedings to reduce the real estate taxes levied or assessed upon, or the assessed valuation of, the Building for any real estate tax year and use Landlord's reasonable efforts to effect a reduction therein. If Tenant shall be one of such requesting tenants, Tenant shall pay Tenant's proportionate share of the reasonable costs and expenses of such proceedings and any litigation thereon as Additional Rent on Landlord's demand therefor, subject to recoupment from any refund obtained.

       (2) Insurance - The term "Insurance" shall mean all insurance of any type which is commercially reasonable that Landlord, in its sole discretion, shall deem necessary or advisable to carry, including, but not limited to, that necessary in order to protect itself, its affiliates, agents and employees, the Building, all personal property used in connection therewith, or its interests therein. Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, or add additional forms of insurance as Landlord shall deem necessary or desirable; and/or to obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated. For the purposes of this subsection, the term "affiliate" shall mean any entity which controls, is controlled by or is under common control with Landlord. SEE SECTION 16 OF THE SPECIAL STIPULATIONS ANNEXED TO THIS LEASE AS EXHIBIT F.

       (3) Maintenance Costs - The term "Maintenance Costs" shall mean all costs paid or incurred in connection with the operation or maintenance of the Building including, without limitation, all parking areas (whether temporary or permanent), access roads, driveways, curbs, truckways, loading areas and docks, retaining walls, lighting facilities, service corridors, comfort stations, pedestrian sidewalks, stairways, plazas, malls, foundations, exterior and demising walls, roofs over the entire Building including the Premises, escalators, elevators, courts and ramps, decorative walls, vacant areas, landscaped and planting areas and facilities, service lines or conduits for gas, water, electric, sewage, heating, ventilating and air conditioning services, music and intercom equipment, fire suppression and warning systems, conduits and appurtenances for use by Tenant in common with other tenants, and other areas and facilities related to the Building, whether within or outside the Building. Maintenance Costs shall include, but are not limited to, the following:

             (a) All reasonable expenses incurred in connection with making the parking facilities for the Building, if any, available for use by Tenant and others (net of any revenue generated by the parking facilities) including, but not limited to, any management fees that Landlord may be required to pay for such use, and all costs incurred for sweeping, cleaning, litter control, resurfacing, repainting, restripping, removal and replacement of pavement, curbs and car stops, and snow and ice removal;

             (b) Reasonable wages and salaries for all employees engaged in operating, maintaining, or providing security for the Building, and personnel who may provide traffic control relating to ingress and egress to and from the parking facilities, if any, to the adjacent public streets. All taxes, insurance and fringe benefits relating to such employees shall be included;

             (c) All reasonable expenses incurred for supplies and materials used in the operation and maintenance of the Building including, but not limited to, uniforms, paper products, decorations, painting and replacement of worn out mechanical or damaged equipment;

             (d) The cost of all utilities (collectively, "Utilities"), including, but not limited to, the cost of water, electrical service, heating, lighting, air conditioning and ventilation, excepting those utilities supplied to tenants of the Building at their respective premises to the extent paid for by such tenants;

             (e) The reasonable cost of all maintenance and service agreements for the Building and equipment therein, including, but not limited to, alarm service, cleaning, janitorial service, security and/or guard service, window cleaning, fire protection, sprinklers, elevator and mechanical systems maintenance, exterminating and landscape maintenance;

             (f) Amortization, together with Interest, on the cost of installation of capital improvement items which result in, or are intended to result in, a reduction in Maintenance Costs. "Interest" shall be calculated at the lesser of (i) the annual rate of "Alternate Base Rate II" (as set by Citibank, N.A. from time to time) plus two percent (2%) per annum or (ii) the maximum legal rate of interest allowed by the state in which the Building is located. All such costs shall be amortized over the reasonable life of the capital improvement items, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building;

             (g)     Subject to the limitation set forth in item (15) of
             Section 9 of the Special Stipulations annexed hereto as EXHIBIT F, management fees (including, without limitation, salaries and fringe benefits of Building employees and employees of the Building's managing agent to the extent chargeable to the Building), legal fees, accounting costs and disbursements, and other professional services associated with the operation and maintenance of the Building;

             (h) The reasonable cost of maintenance and repair of ceilings and exterior walls, gutters, glass, plate glass, show windows, plumbing, pipes and fixtures and other equipment; and

             (i) The cost of all licenses, permits and other governmental charges.

(B) In determining the amount of Operating Expenses for any calendar year during the Term, if less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenant(s) at any time during any such calendar year, Operating Expenses shall be determined for such calendar year to be an amount equal to the expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout such calendar year.

(C) Landlord and Tenant agree that for purposes of Sections 3.04(A)(3)(a), 3.04(A)(3)(b), 3.04(A)(3)(c), 3.04(A)(3)(e) and 3.04(A)(3)(h) hereof, (i) any expense, cost or disbursement referred to therein which is incurred by Landlord and which is not discretionary shall be deemed to be "reasonable", and (ii) the relative quality expected for any service or item shall be taken into account in determining the amount of the expense, cost or disbursement which is "reasonable" for such service or item. The amount of any expense, cost and disbursement which is incurred for the services and items described in Sections 3.04(A)(3)(a), 3.04(A)(3)(b), 3.04(A)(3)(c), 3.04(A)(3)(e) and 3.04(A)(3)(h)
hereof shall be deemed prima facie "reasonable", and Tenant shall have the burden to prove the amount of any such expense, cost or disbursement which is not reasonable. If the amount of any expense, cost or disbursement incurred by Landlord for any such service or item is for any reason less than the amount which would be reasonable for such service or item, Landlord may utilize the amount of such difference to retain in Operating Expenses an equal amount of expenses, costs or disbursements which are incurred by Landlord with respect to such calendar year but which would otherwise be excluded from Operating Expenses because they are in excess of the amount which would be "reasonable".

                                   ARTICLE 4

                         TENANT'S COVENANTS AND RIGHTS

SECTION 4.01  PARKING.   [SEE SPECIAL STIPULATION 7.]

(A) Tenant shall use the Parking Spaces during the Term. Tenant may not use additional parking spaces without the prior written consent of Landlord. Tenant and its agents, employees, contractors, invitees or licensees shall not interfere with the rights of Landlord or others entitled to similar use of the parking facilities.

(B) All parking facilities furnished by Landlord shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto, provided that there shall be no charge to Tenant or its employees for use of the Parking Spaces during the Term, including any extensions or renewals thereof, except in connection with Operating Expenses and except for the reasonable cost of any access cards. Landlord further reserves the right to change or reconfigure the parking facilities and designate the parking spaces therein, to construct or repair any portion thereof, and to restrict or eliminate the use of any parking areas and do such other acts in and to such areas as Landlord deems necessary or desirable without such actions being deemed an eviction of Tenant or a disturbance of Tenant's use of the Premises and without Landlord being deemed in default hereunder; provided, however, the number of Parking Spaces and ratio of covered to uncovered Parking Spaces as set forth in Section 1.01(I) above shall be maintained throughout the Term. Landlord may, in its sole discretion, convert the parking facilities to a reserved and/or controlled parking facility; provided, however, the number of Parking Spaces and ratio of covered to uncovered Parking Spaces as set forth in
Section 1.01(I) above shall be maintained throughout the Term.

(C) If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its employees park in the designated areas; provided, however, the number of Parking Spaces and ratio of covered to uncovered Parking Spaces as set forth in Section 1.01(I) above shall be maintained throughout the Term. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, Tenant's employees and agents. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about such parking facility. At Landlord's request, Tenant shall take reasonable steps to cause its employees and agents using Tenant's parking spaces to execute an agreement confirming the foregoing. Excessive use of the parking facilities by another tenant shall not be a default or breach of this Lease by Landlord, and shall not suspend or terminate any of Tenant's obligations under this Lease, but Landlord agrees to do all things reasonably necessary to (i) enforce all parking rules and regulations, and (ii) assure that Tenant's reserved spaces are not used by any person other than the one for whom the space is reserved.

SECTION 4.02  ASSIGNMENT AND SUBLETTING.  [SEE SPECIAL STIPULATION 13.]

(A) Tenant covenants that it shall not, by operation of law or otherwise, assign, sublet, encumber or mortgage this Lease, or any part thereof, or permit the Premises to be used by others without the prior written consent of Landlord in each instance. Any attempt by Tenant to assign, sublet, encumber or mortgage this Lease without Landlord's consent shall be voidable at Landlord's election. The consent by Landlord to any assignment, mortgage, encumbrance, subletting or use of the Premises by others shall not constitute a waiver of Landlord's right to withhold its consent to any other assignment, subletting, mortgage, encumbrance or use by others of the Premises. Whether or not Landlord's consent shall be granted to any proposed assignment or subletting, Tenant shall reimburse Landlord for the reasonable expenses, including attorneys' fees and disbursements, incurred by Landlord in connection with Tenant's request for such consent, not to exceed $1,000.00 for each request. The absolute and unconditional prohibitions set forth in this Section 4.02 and Tenant's agreement thereto are material inducements to Landlord to enter into this Lease with Tenant, and any breach or attempted breach thereof shall constitute an Event of Default (as defined in Section 7.01(A) hereof) for which no notice or opportunity to cure need be given. For the purposes of this
Section 4.02, (i) the transfer or issuance of stock ultimately resulting in ownership of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total interest in any partnership tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except that the transfer of the outstanding capital stock of any corporate tenant, or subtenant, shall not be deemed to include the sale of such stock by persons or parties through the "over-the-counter market" or through any recognized stock exchange, (ii) subject to the provisions of Section 13(b) of EXHIBIT F annexed hereto, a takeover agreement or similar agreement whereby the obligations of Tenant under this Lease are assumed by another party shall be deemed a transfer of this Lease, (iii) any person or legal representative of Tenant, to whom Tenant's interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Section 4.02, (iv) a modification, amendment or extension of a sublease shall be deemed a sublease and (v) if Tenant consists of more than one person, a purported assignment, voluntary, involuntary, or by operation of law by any of the persons executing this Lease shall be deemed a voluntary assignment of this Lease by Tenant. Notwithstanding anything to the contrary contained herein, any rights and/or options of first offer, refusal or extension granted to Tenant shall be personal to the Tenant named herein and to any permitted assignee. The term "permitted assignee" as used in the preceding sentence shall mean and refer to (i) an assignee of this Lease the assignment to whom is permitted under Section 13(b) of EXHIBIT F annexed hereto, and (ii) an assignee of this Lease consented to by Landlord under this Section 4.02 or under Section 13(a) of EXHIBIT F annexed hereto.

(B) No consent by Landlord to an assignment of this Lease shall be effective unless and until Tenant shall deliver to Landlord an agreement in form and substance satisfactory to Landlord pursuant to which such assignee assumes and agrees to be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease. In no event shall Tenant be released from its obligations hereunder as a result of any assignment of this Lease, and the Tenant named herein and any assignee of such Tenant who assumes the obligations of the named Tenant under this Lease, from and after such assignment, shall be jointly and severally liable for performance of all obligations of Tenant under this Lease.

(C) If any Profits (as defined below) are payable or paid by the sublessee or assignee to Tenant or Tenant's agents or representatives, Tenant shall pay sixty percent (60%) of such Profits to Landlord as Additional Rent in accordance with the provisions more particularly described below. "Profits" shall be calculated and defined as follows: the Base Rent and Additional Rent payable by Tenant pursuant to this Lease attributable to the assignment of this Lease or such portion of the Premises covered by such sublease, as the case may be, shall be subtracted from all rent, amounts and sums which are payable to Tenant from any transferee, directly or indirectly, attributable to the assignment of this Lease or any subleased portion of the Premises; such remainder shall be divided by the number of calendar years remaining in the Term, in the case of an assignment, or number of calendar years of the term of the sublease, in the case of a sublease, as the case may be, in order to calculate the amount of gross profits payable per calendar year. Tenant's Transfer Costs (as defined below) shall be subtracted from such gross profits actually received by Tenant on an annual basis until all Tenant's Transfer Costs have been applied against such gross profits received, and the balance of such gross profits shall be deemed "Profits" hereunder and payable by Tenant to Landlord on an ongoing annual basis. Tenant shall pay Landlord's share of such Profits to Landlord as Additional Rent hereunder for consenting to an assignment of this Lease or a sublease. Tenant's Transfer Costs means the outstanding balance from time to time of the sum of the following items:

             (i) The cost of any additional tenant improvements required for the assignment of this Lease or the subleasing of such portion of the Premises paid by Tenant;

             (ii) Reasonable leasing commissions paid by Tenant in connection with the assignment or sublease to the transferee, not to exceed the amount of such commissions customarily payable with respect to the leasing of office space in metropolitan Atlanta, Georgia;

             (iii) Rent abatements and other reasonable concessions granted by Tenant in connection with such assignment or sublease;

             (iv) Reasonable marketing expenses paid directly by Tenant to assign this Lease or sublease the space (to the extent not included in a brokerage commission paid by Tenant);

             (v) Reasonable attorney's fees and reasonable fees for other outside consultants incurred by Tenant in connection with such assignment or sublease; and

             (vi) Unamortized costs of Tenant Improvements paid by Tenant in excess of Landlord's Contribution which are properly allocable to the space that is the subject of the assignment or sublease in question.

If a transferee pays Tenant a lump sum for entering into an assignment of this Lease or a sublease, within fifteen (15) days after receipt thereof, Tenant shall pay to Landlord its required share of Profits computed on the excess, if any, of the lump sum payment over the net discounted present value on said date of the Net Rental Obligation (defined below) of Tenant under this Lease for the balance of the Term, in the case of an assignment, or for the term of the sublease, in the case of a subleasing, as the case may be. The "Net Rental Obligation" of Tenant for purposes hereof, is defined as the excess, if any, of (1) the sum of the total rental obligation of Tenant under this Lease during said period (including Base Rent and all Additional Rent, including Tenant's Operating Payment) allocable to the entire Premises, in the case of an assignment, or to the portion of the Premises subject to such sublease, as the case may be, plus all of Tenant's Transfer Costs incurred with respect to said assignment or sublease, as the case may be, over (2) the total rent payable by the assignee or subtenant, as the case may be, during said period. This Net Rental Obligation shall be discounted to present value at the rate of interest then being quoted for A-Rated corporate bonds, with a term comparable to the Term of this Lease, in the case of an assignment, or to the term of the sublease in question, in the case of a sublease, by Standard & Poors and Moody's Investor Services. If the rent payable by said assignee or subtenant exceeds the sum of the rent payable by Tenant hereunder, in the case of an assignment, or payable by Tenant hereunder allocable to the portion of the Premises subject to the sublease, as the case may be, plus Tenant's Transfer Costs for the period in question incurred with respect to the assignment or sublease, as the case may be, such excess rent shall not be included in the calculation of Profits at the time of the payment of the lump sum to Tenant, but instead, such excess rent shall be considered in the calculation of Profits on an ongoing annual basis pursuant to the provisions in this Section 4.02(C) above. Except with respect to a lump sum payment, the determination of the amount of Profits shall be made on an annual basis in accordance with the provisions of this Section 4.02(C) above. Landlord shall have the right, upon prior reasonable notice, to audit during normal business hours Tenant's books and records relating to proposed assignments and subleases.

SECTION 4.03  CARE OF PREMISES.  Subject to the provisions of Sections 6.01 and
6.02 hereof, Tenant shall maintain and repair the Premises during the Term, shall not commit waste to the Premises, and shall preserve same in the condition delivered to Tenant on the Commencement Date, normal wear and tear excepted; provided, however, subject to the provisions of Sections 4.06(B), 5.02(2)(d), 5.02(3)(e), 6.03, and 8.21 hereof, any repairs or maintenance otherwise required of Tenant hereunder which are necessitated by the negligence of Landlord or Landlord's agents, contractors or employees shall be performed or caused to be performed by Landlord at Landlord's expense. Tenant shall be responsible for repainting and redecorating the Premises, cleaning drapes or other window coverings and carpets at reasonable intervals as needed, and making repairs, replacements and alterations as needed, in a good and workmanlike manner in accordance with the terms and provisions of this Lease, including those governing the performance of any Alterations to the Premises, using contractors licensed in the state in which the Building is located approved by Landlord in its reasonable judgment, and materials of equal or better quality and utility to the original work. To avoid any doubt, without limiting the generality of the foregoing, Tenant, at its sole cost and expense, shall be responsible for maintaining, repairing and replacing, as needed, any supplemental air-conditioning and/or heating system(s) installed by or on behalf of Tenant; Tenant shall give Landlord notice and evidence of the nature and details of any such work promptly following the completion of same. In addition, Tenant shall label its computer cabling upon installation of the same and shall remove such cabling upon the expiration of the Term or earlier termination of this Lease. Landlord shall repair or replace, at Tenant's sole cost, any damage done to the Building or any part thereof caused by Tenant or Tenant's agents, employees, contractors, invitees, visitors or licensees. Tenant agrees to give Landlord or its managing agent prior written notice of the necessity for any repairs in or to the Premises, provided that in case of an emergency Tenant shall use reasonable efforts to give Landlord's managing agent verbal notice (as opposed to written notice) prior to commencing any such repair, with written notice to Landlord to follow as soon thereafter as practical under the circumstances.

SECTION 4.04 COMPLIANCE WITH LAW. Tenant, at its sole expense, shall comply with all laws, orders and regulations of federal, state, county and municipal authorities and with any directive of any public officer or officers pursuant to law which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Premises or the use or occupation thereof. Tenant shall not do or permit to be done any act in, on or about the Premises or store anything therein which (i) will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, (ii) is not appropriate to the Permitted Uses of the Premises or (iii) will in any way increase the existing rate of, or adversely affect, or cause a cancellation of, any fire or other insurance policies covering the Building or any of its contents. Landlord shall maintain the common areas of the Building in compliance with Title III of the Americans with Disabilities Act of 1990 and all regulations promulgated thereunder (the "ADA"). If alterations to the common areas of the Building are required in order to comply with the ADA as a result of Tenant's changes or alterations within the Premises or Tenant's use of the Premises, the cost thereof shall be paid by Tenant within twenty (20) days after demand by Landlord. Tenant shall maintain the Premises in compliance with the ADA at its cost and expense. Notwithstanding the foregoing, the parties acknowledge that certain requirements of the ADA are ambiguous and not free from doubt in certain respects and consequently that a party's decisions with respect to compliance therewith shall be subject to the exercise of discretion and judgment in certain respects. Accordingly, (i) provided that Tenant's decisions made and actions taken with respect to compliance therewith are made and taken in a commercially reasonable manner toward the end of using good faith efforts to comply with the requirements of the ADA, in no event shall Landlord be entitled to independently require Tenant to comply with any provision of the ADA if the governmental authority having jurisdiction thereover does not require compliance, unless such noncompliance materially and adversely affects the operation of business in the Building or exposes Landlord to material loss or damage, and (ii) provided that Landlord's decisions made and actions taken with respect to compliance therewith are made and taken in a commercially reasonable manner toward the end of using good faith efforts to comply with the requirements of the ADA, in no event shall Tenant be entitled to independently require Landlord to comply with any provision of the ADA if the governmental authority having jurisdiction thereover does not require compliance, unless such noncompliance materially and adversely affects the operation of business in the Building or exposes Tenant to material loss or damage.

SECTION 4.05  TENANT'S INSURANCE.

(A) Tenant shall procure and maintain throughout the Term of this Lease, at its sole cost and expense, the following insurance:

    (1) Commercial General Liability Insurance providing coverage for bodily injury (including death), property damage and products liability insurance (where such exposure exists). This policy shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant's obligations under Section 4.06(A) hereof. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate for all occurrences within each policy year, or such greater amounts as Landlord may from time to time reasonably require, provided that such greater amounts are customarily required by landlords of comparable first-class office buildings in the Geographic Area (defined in Section
    5.02 hereof);

    (2) Fire and extended coverage insurance covering Tenant's personal property, fixtures, improvements, wall coverings, floor coverings, window coverings, alterations, furniture, equipment, lighting, ceilings, heating, ventilation and air conditioning equipment, interior plumbing and plate glass against loss or damage by fire, flood, windstorms, hail, earthquakes, explosion, riot, damage from aircraft and vehicles, smoke damage, vandalism and malicious mischief and such other risks as are from time to time covered under "extended coverage" endorsements and special extended coverage endorsements commonly known as "all risks" endorsements, in an amount equal to the greater of the full replacement value or the amount required by the holder of any Mortgage or the lessor under a Superior Lease (each as defined in Section 5.01 hereof) from time to time and containing the waiver of subrogation required in Section 6.03 of this Lease;

    (3) State Worker's Compensation Insurance in the statutorily mandated limits and Employers Liability Insurance with limits of not less than Five Hundred Thousand Dollars ($500,000), or such greater amount as Landlord may from time to time reasonably require, provided that such greater amount is customarily required by landlords of comparable first-class office buildings in the Geographic Area; and

    (4) Such other insurance as Landlord may reasonably require from time to time, provided that such other insurance is customarily required by landlords of comparable first-class office buildings in the Geographic Area.

(B) It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. All of the foregoing insurance policies (with the exception of Worker's Compensation Insurance to the extent not available under statutory law) shall name Landlord, any holder of a Mortgage, any lessor under a Superior Lease or any managing agent for the Building and such other parties as Landlord shall from time to time designate as an additional insured as their respective interests may appear, and, except for worker's compensation coverage, shall provide that any loss shall be payable to Landlord and any other additional insured parties as their respective interests may appear. All insurance required hereunder shall be placed with companies which are rated B+:IX or better by Best's Insurance Guide and licensed to do business in the state in which the Building is located. All such policies shall be written as primary policies, with annual deductibles not to exceed reasonable deductibles. Any other policies, including Landlord's policy, will serve as excess coverage. Tenant shall deliver duplicate original copies of all such policies and all endorsements thereto (or certificates thereof), prior to the Commencement Date, or, in the case of renewals thereto, fifteen (15) days prior to the expiration of the prior insurance policy, together with evidence that such policies are fully paid for, and that no cancellation, material change or non-renewal thereof shall be effective except upon thirty
(30) days prior written notice from the insurer to Landlord. If Tenant shall fail at any time to procure and/or maintain the insurance required herein and not cure such failure within five (5) business days following written notice of such failure from Landlord or its agent, Landlord may, at its option, procure such insurance on Tenant's behalf and the cost thereof shall be payable upon demand, as Additional Rent. Payment by Landlord of any insurance premium or the carrying by Landlord of any such insurance policy shall not be deemed to waive or release the default of Tenant with respect thereto.

SECTION 4.06  INDEMNIFICATION.

(A) Subject to the provisions of Section 6.03 hereof, Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all claims, demands, causes of action, judgments, costs, expenses, and all losses and damages (including consequential and punitive damages) arising from Tenant's use of the Premises or from the conduct of its business or from any activity, work, or other acts or things done, permitted or suffered by Tenant in or about the Premises, and shall further indemnify, defend and hold harmless the Indemnitees from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any act, omission or negligence or willful or criminal misconduct of Tenant, or any officer, agent, employee, independent contractor, guest, licensee, or invitee thereof, and from all costs, attorneys' fees and disbursements, and liabilities incurred in the defense of any such claim or any action or proceeding which may be brought against, out of or in any way related to this Lease. Upon notice from Landlord, Tenant shall defend any such claim, demand, cause of action or suit at Tenant's expense by counsel reasonably satisfactory to Landlord in its sole discretion. Tenant shall give immediate notice to Landlord in case of casualty or accidents in the Premises. The provisions of this Section 4.06(A) shall survive the expiration or sooner termination of this Lease.

(B) As a material part of the consideration to Landlord for this Lease, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause, and Tenant hereby waives all claims with respect thereto against Landlord. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant, except bodily injury caused by or due to the negligence or willful or criminal misconduct of Landlord. In addition, Landlord or its agents shall not be liable for (i) interference with the electrical service, ventilation, or for any latent defect in the Premises, except as provided in Section 2.01 hereof (excluding latent defects in the Tenant Improvements), (ii) any loss or damage for which Tenant is required to insure or (iii) any loss or damage resulting from any construction, Alterations or repair required or permitted to be performed by Tenant under this Lease. The provisions of this Section 4.06(B) shall survive the expiration or sooner termination of this Lease.

(C) Subject to the provisions of Sections 4.06(B), 5.02(2)(d), 5.02(3)(e), 6.03, and 8.21 hereof, Landlord agrees to indemnify and hold Tenant harmless from all claims or liability for any injury or death to any person or damage to property caused by the negligence of Landlord or Landlord's agents, servants, or employees (specifically excepting those resulting from the negligence of Tenant, its employees, contractors, servants, agents, representatives, licensees, invitees, subtenants, and assignees). The indemnity and hold harmless in the preceding sentence shall not be applicable to any such liability, loss, cost, damage or expense imposed on Tenant by any employee, partner, agent or contractor of Tenant unless such liability, loss, cost, damage or expense resulted from the negligence of Landlord or Landlord's agents, servants, or employees and not from the negligence of Tenant, its employees, contractors, servants, agents, representatives, licensees, invitees, subtenants, and assignees. As soon as reasonably practical after Landlord has received notice of a casualty, accident or event in the common areas of the Building which will give rise to the indemnification of Tenant pursuant to the provisions of this Section 4.06(C), Landlord shall endeavor to give prompt notice of the same to Tenant. The provisions of this Section 4.06(C) shall survive the expiration of the Term or sooner termination of this Lease.

SECTION 4.07 UTILITIES. Tenant shall not install any equipment (such as tabulating or computing equipment) in the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, if such equipment requires an electrical current other than 120 volt, single phase, or if such equipment requires special circuits or grounding or singularly consumes more than 0.5 kilowatts at rated capacity. All costs of the installation and maintenance of special electrical facilities approved by Landlord shall be paid by Tenant, as Additional Rent, upon demand. All costs for extraordinary, unusual or excessive demand by Tenant for electrical or other utility service and all costs of submetering or monitoring such use shall be borne by Tenant, and Landlord reserves the right to impose an additional charge on Tenant for such extraordinary, unusual or excessive demand for electrical or other utility service in an amount reasonably determined by Landlord to be due, subject to the provisions of the last sentence of this
Section 4.07; such unusual costs shall include, without limitation, 24-hour service, high consumption equipment, high concentration lighting and additional HVAC supplements for equipment or lighting induced heat build-up. For the purposes hereof, the term "extraordinary, unusual or excessive demand" shall mean the consumption of electricity by Tenant over a given period of time which exceeds any of the electricity criteria set forth in this Section 4.07 or in EXHIBIT G annexed hereto. Landlord reserves the right to install, at Tenant's sole cost and expense, submeters and related equipment, relating to Tenant's use of electrical or other utility services for the purposes of monitoring and billing any excessive use of electricity by Tenant. With respect to any electrical equipment which is so separately metered, Tenant shall pay within thirty (30) days of demand the actual average KWH cost of the Building for the month in question of the electricity consumed through such metered electrical equipment, plus any reasonable out-of-pocket expenses incurred by Landlord in connection with the metering thereof, including, without limitation, reasonable accounting expenses.

SECTION 4.08  PERSONAL PROPERTY TAXES.

(A) Tenant shall pay or cause to be paid any and all taxes levied or assessed and payable during the Term upon all of Tenant's equipment, furniture, fixtures, and other personal property located in the Premises. Landlord agrees that Tenant may, at its option and at its sole cost and expense, contest by appropriate proceedings the amount of any such taxes and may delay payment of such taxes until such contest has been finally determined. Tenant shall reimburse Landlord within thirty (30) days after written demand from Landlord for any and all taxes payable by Landlord whether or not now customary or within the contemplation of the parties hereto, to the extent not included in Taxes, upon, measured by or attributable to the cost or value of Tenant's equipment, furniture, fixtures, and other personal property located in the Premises.

(B) If Tenant causes the Tenant Improvements to exceed in value the value of Landlord's Contribution, and if the installation or construction of such excess Tenant Improvements causes an increase in the Taxes on the Building, and if such increase in the Taxes on the Building is based on a specific assessment on such excess Tenant Improvements installed by or on behalf of Tenant at its expense, then Tenant shall pay from time to time, as Additional Rent, any such increase in Taxes within thirty (30) days after written demand from Landlord. Landlord agrees that Tenant may, at its option and at its sole cost and expense, contest by appropriate proceedings the amount of any such taxes and may delay payment of such taxes until such contest has been finally determined, so long as (i) Tenant shall in good faith and at its sole cost and expense contest the same by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale, levy or forfeiture of or upon all or any part of the Building to satisfy the same, and (ii) at Landlord's request, Tenant shall deposit in escrow with a title company acceptable to Landlord, or provide other security acceptable to Landlord, an amount equal to the amount being contested plus a reasonable additional sum to cover possible costs, interest and penalties.


SECTION 4.09  LIENS.

(A) Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any mechanic's or other lien be filed against the Premises or the Building by reason of Tenant's or its agents' or contractors' acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten
(10) days after Tenant's receipt of actual notice of the filing thereof.
Should Tenant fail to discharge such lien within such ten (10) day period, Landlord may cure same, in which event Tenant shall reimburse Landlord, on demand, as Additional Rent, for the amount of the lien or the amount of the bond, if greater, plus all administrative costs incurred by Landlord in connection therewith. The remedies provided herein shall be in addition to all other remedies available to Landlord.

(B) Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to, or for the performance by, any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Tenant and any subtenants shall have no power to do any act or make any contract which may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NOTICE IS HEREBY GIVEN THAT LANDLORD IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING THE PREMISES OR ANY PART THEREOF, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING.

SECTION 4.10  SECURITY DEPOSIT.  [THIS SECTION IS INTENTIONALLY OMITTED.]

SECTION 4.11  SIGNS.

(A) Except as otherwise expressly provided in Section 4.11(C) below, Tenant shall not, without the prior written consent of Landlord which may be given or withheld in Landlord's sole discretion, erect or install any type of exterior or interior window or exterior door signs, or any other type of sign or placard, whether within or without the Building. Except as otherwise expressly provided in Section 4.11(C) below, all signs and placards must comply with the sign criteria promulgated by Landlord from time to time and all applicable laws. Tenant shall pay all costs of fabrication, installation and maintenance of all permitted signs or placards.

(B) Prior to vacating the Premises, Tenant shall, at its sole cost and expense, promptly remove its sign(s) and placards, and upon the removal or alteration of any of its sign(s) and placards for any reason, Tenant shall repair, paint, restore or replace the surface beneath such signs or placards damaged by such removal. If Tenant fails to comply with any of the provisions set forth in this Section, Landlord may, without liability, enter upon the Premises and remove the same at Tenant's expense.

(C) Landlord's approval and consent shall not be required, and the Building standard sign criteria shall not apply to, any sign that (a) is located within the portion of the Premises which is on any floor of the Office Building leased entirely by Tenant, (b) is not visible from the exterior of the Premises, and
(c) is in compliance with all applicable laws. Tenant shall have the right to incorporate the "FFMC" and/or "Western Union" names and logos in all its signage permitted under this Section 4.11(C), and further shall have the right to include the "FFMC" and/or "Western Union" names on the Building directory.

SECTION 4.12 SURRENDER. Upon the expiration of the Term or other termination of this Lease, and without further notice, Tenant shall peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in the same condition as existed on the Commencement Date, excepting only ordinary wear and tear and loss by fire or other casualty which Tenant is not obligated to repair pursuant to the terms hereof.

SECTION 4.13 TELEPHONE SERVICE. Tenant shall separately arrange with, and pay directly to, the applicable local public authorities or utilities, as the case may be, for the furnishing, installation and maintenance of all telephone services and equipment as may be required by Tenant in the use of the Premises. Landlord shall not be liable for any damage resulting from Tenant's inability to receive such service, and any such inability shall not relieve Tenant of any of its obligations under this Lease. Landlord shall grant to Tenant, at no cost to Tenant, the right to use the lesser of (i) Tenant's proportionate share of the available portion of the Building's vertical case shaft for purposes of Tenant's installation and use of telephone and electrical wiring so that Tenant may install its own telephone switch and telephone system that will be fully independent of the telephone system servicing the Building generally and other tenants in the Building, or (ii) the number of square inches of the available portion of the Building's vertical case shaft reasonably needed by Tenant for such purposes.


                                   ARTICLE 5

                        LANDLORD'S COVENANTS AND RIGHTS

SECTION 5.01  QUIET ENJOYMENT AND SUBORDINATION.

(A) Landlord covenants and agrees that, upon performance by Tenant of all of the terms, covenants, obligations, conditions and provisions hereof on Tenant's part to be kept and performed, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject and subordinate to the terms and conditions of this Lease. Landlord represents and warrants to Tenant that as of the date of this Lease, (i) Landlord owns fee simple title to the real property on which the Office Building is situated, a legal description of which real property is annexed hereto as EXHIBIT H and
(ii) no portion of the Building is affected by any Mortgage (defined below) between Landlord and any Mortgage holder.

(B) Subject to the provisions of the first sentence of Section 5.01(A) above, this Lease is subject and subordinate to any reciprocal easement agreements or any other easements (each, an "Easement"), and to any renewals, modifications, increases, extensions, replacements, and substitutions of any thereof, now or hereafter affecting the Premises and/or the Building, which do not materially, adversely affect the use of the Premises in accordance with the provisions of this Lease or otherwise impose duties or obligations on Tenant. This provision shall be self-operative and no further instrument of subordination shall be required; provided, however, that Tenant agrees to execute and deliver, upon request, such further instrument(s) in recordable form confirming this subordination as may be reasonably requested by Landlord or the holder thereof.

(C) This Lease shall be prior to and superior to any Mortgage (defined below) or Superior Lease (defined below) now or hereafter encumbering or affecting the Premises, and to all advances made or hereafter to be made upon the security thereof; provided, however, Tenant agrees that upon request from the Landlord, from the holder or proposed holder of any Mortgage or from the lessor or proposed lessor under any Superior Lease, Tenant shall execute a subordination, non-disturbance and attornment agreement ("non-disturbance agreement") in form reasonably satisfactory to Tenant and Tenant's counsel, subordinating this Lease to such Mortgage or Superior Lease and to the interest of such holder or lessor and their respective heirs, successors and assigns. Tenant's obligation to execute and deliver a non-disturbance agreement pursuant to the preceding sentence is expressly conditioned upon Landlord and such other requesting party also executing and delivering a non-disturbance agreement in form reasonably satisfactory to Tenant and Tenant's counsel. Tenant agrees that the form of the non-disturbance agreement annexed hereto as EXHIBIT J is satisfactory to Tenant and Tenant's counsel. As used herein, the term "Superior Lease" shall mean all ground or underlying leases, and any renewals, modifications, increases, extensions, replacements, and substitutions of any thereof, now or hereafter affecting the Premises and/or the Building, and the term "Mortgage" shall mean any mortgage, deed of trust or deed to secure debt, and any renewals, modifications, increases, extensions, replacements, and substitutions of any thereof, now or hereafter affecting the Premises and/or the Building. The holder of any such Mortgage or the lessor under any such Superior Lease shall agree in such non-disturbance agreement that, so long as Tenant complies with all of the terms and conditions of this Lease and is not in default hereunder beyond the period for cure of such default as provided herein, such mortgagee or lessor or any person or entity acquiring the interest of the Landlord under this Lease as a result of the enforcement of such Mortgage or lessee or deed in lieu thereof (the "Successor Landlord") shall not take any action to disturb Tenant's possession of the Premises during the remainder of the Term and any extension or renewal thereof and the Successor Landlord shall recognize all of Tenant's rights under this Lease despite any foreclosure, lease termination or other action by such mortgagee or lessor, including, without limitation, the taking of possession of the Building or any portion thereof by the Successor Landlord or the exercise of any assignment of rents by the mortgagee or lessor. In any such non-disturbance agreement, Tenant shall agree to give the holder of the Mortgage (or, in the case of a Superior Lease, the lessor thereunder) notice of defaults by Landlord hereunder (but only to the address previously supplied to Tenant in writing) and time periods to cure such defaults which are at least thirty (30) days in addition to those granted to Landlord hereunder (which time period shall run from and after such notice is given to such holder or lessor), and Tenant shall further agree that any Successor Landlord shall not be liable for any accrued obligation of the former landlord, or for any act or omission of the former landlord, whether prior to or after such enforcement proceedings, nor be subject to any counterclaims which shall have accrued to Tenant against the former landlord prior to the date upon which such party shall become the owner of the Premises. Such non-disturbance agreement shall also provide that such Successor Landlord shall not be (a) subject to any offsets which the Tenant might have against the former landlord; or (b) bound by any Base Rent, Tenant's Operating Payment, Additional Rent or any other payments which the Tenant under this Lease might have paid for more than one
(1) month in advance to any former landlord under this Lease; or (c) bound by any amendment or modification of this Lease made without the lessor's or mortgagee's prior written consent; or (e) bound by any consent by the Landlord under this Lease to any assignment of the Tenant's interest in this Lease made without also obtaining the lessor's or mortgagee's prior written consent; provided, however, if the terms of this Lease are such that the Landlord is obligated to provide the consent, such lessor or mortgagee shall have no right to object to the assignment. Landlord will join in the signing of the non-disturbance agreement.

(D) Notwithstanding anything to the contrary contained herein, at the option of the holder of any Mortgage, this Lease shall be made superior to such Mortgage by the insertion therein of a declaration that this Lease is superior.

SECTION 5.02 LANDLORD'S SERVICES. During the Term, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations. Further, Landlord agrees that during the Term Landlord will cause the Building to be operated, managed and maintained in accordance with the standards of other similar first-class, multi-tenant office buildings (using a so- called basket approach, and not by reference to any one specific office building) now located within that geographic area lying within one mile of either side of that portion of Interstate Highway 285 that extends from Georgia Highway 400 to United States Highway 41 (the "Geographic Area"), provided that Landlord shall not be obligated to incur capital expenditures not reimbursable as Operating Expenses under this Lease in order to comply with such agreement, and provided further that nothing contained in this sentence is intended to or shall be construed to require Landlord to provide any services other than those expressly set forth in this Section 5.02, below, and provided further, heat, air conditioning and janitorial service shall be deemed to satisfy the requirements set forth in this sentence if such services satisfy the applicable standards set forth in subsections 5.02(1)(a) and 5.02(1)(c) below. Subject to the payment by Tenant of Base Rent and any Additional Rent, Landlord shall provide the following services:

    (1)      Services To Premises:  Landlord shall provide to the Premises:

             (a) Subject to curtailment as required by mandatory governmental rules, laws or regulations, heating and air conditioning in season at such temperatures and in such amounts as are building standard, as set forth on EXHIBIT G annexed hereto, during the usual and customary business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday. New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (collectively, "Holiday"; provided, however, if in the case of any specific holiday mentioned in this sentence, a different day shall be observed than the respective day mentioned, then that day which constitutes the day observed by national banks in Atlanta, Georgia on account of said holiday shall constitute the Holiday under this Lease), Sundays and any hours other than those set forth herein shall not be deemed usual and customary business hours, and such service will be provided at these times only if Tenant shall request the same before noon on a weekday (other than a Holiday) for same day service, or before noon on the Friday immediately preceding the Saturday or Sunday such service is desired, or before noon on the weekday immediately preceding the Holiday such service is desired. Tenant shall pay for such services, as Additional Rent, within thirty (30) days after rendition of a bill therefor, at such hourly charge ($45.00 per hour per floor as of the date of this Lease) as is from time to time reasonably determined by Landlord to be the actual cost of providing such services, provided that there shall be a two (2) hour minimum charge each time any such additional services are provided. In determining such hourly rate, Landlord shall take into account the rated average hourly cost of the heating system, ventilating system and air-conditioning system during different months of the year. Such hourly cost shall include, but is not limited to, the water cost, power cost, labor cost, management cost, accounting cost, maintenance cost (including supplies, repairs and a reserve for replacements) and depreciation cost. If Landlord fails to comply with the air conditioning requirements specified on EXHIBIT G annexed hereto, and if such failure is due in whole or in part to the installation of machines, equipment, or nonstandard lighting that generate abnormal heat which affect the temperature otherwise maintained by the air conditioning system, then unless Tenant acquiesces to such failure, Landlord shall have the right to install supplemental air conditioning equipment in or about the Premises, and the cost thereof, including the cost of installation, operation, electrical use, maintenance, and metering, shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days of demand.

             (b) Electrical energy (not exceeding the present electrical capacity of the Premises, as described in Section 4.07 hereof and in EXHIBIT G annexed hereto) upon the following terms and conditions:

                           (i)        Landlord shall be responsible for
                     replacing all light bulbs, fluorescent lamps, and all ballasts used by the Tenant in the Premises, except that Tenant shall be responsible for replacing all lamps, bulbs, and ballasts in non-building standard fixtures;

                          (ii) All meters and additional panel boards, transformers, feeders, risers, wiring and other conductors and equipment which may be required to obtain additional electrical energy required by Tenant from the public utility company shall be installed and maintained by Landlord at Tenant's sole expense; and

                         (iii) Landlord shall not be liable for damages or consequential damages or in any other way in the event of loss, damage, failure, interruption, defect or change in the quantity or character or supply of electricity furnished to the Premises or of any other utility, including, but not limited to, air conditioning, heat or water, and Tenant agrees that such supply may be interrupted for inspection, repairs, replacement or in case of emergency; nor shall the foregoing be construed as a constructive eviction of Tenant, or excuse Tenant from failing to perform any of its obligations hereunder.

             (c) Janitor service five (5) days per week (excluding Holidays) in accordance with the specifications annexed hereto as
             EXHIBIT I; provided, however, if Tenant's floor covering or other improvements are not building standard, Tenant shall pay, as Additional Rent, upon rendition of a bill therefor, the additional cleaning cost, if any, attributable thereto. Unless otherwise approved by Tenant, Landlord shall cause the janitorial work which shall be performed within the fourteen (14th) floor portion of the Premises to be performed after 7:00 p.m. each day in question, and Landlord shall cause the required exterior window washing which shall be performed on the windows of the fourteen (14th) floor portion of the Premises to be performed at times during normal business hours reasonably convenient to Tenant (scheduled in advance with Tenant and approved by Tenant, which approval shall not be unreasonably withheld) within the period the window washing contractor is scheduled to be working at the Office Building. Landlord agrees to provide Tenant from time to time with a current written list of the names of the janitorial contractor's employees who have access to the fourteen (14th) floor portion of the Premises. Landlord shall make keys and/or access cards to the fourteen (14th) floor portion of the Premises available only to such third parties who may reasonably have a need to access such area. Subject to and upon the following terms and conditions, Tenant shall have the right to contract directly with a janitorial contractor for the performance of the janitorial services to the fourteen (14th) floor portion of the Premises: (i) the janitorial contractor selected by Tenant shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld; (ii) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of such contract and the commencement of such services; (iii) such janitorial services shall be at Tenant's sole costs and expense; (iv) during the term of such contract, Landlord shall not be required to perform any janitor service to the fourteen floor; (v) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the termination of such contract and of the date Tenant desires Landlord to resume janitorial services to the fourteenth floor; (vi) Tenant and Tenant's janitorial contractor shall coordinate its janitorial work with other work in the Office Building in accordance with the schedules approved by Landlord, which approval shall not be unreasonably withheld or delayed;
             (vii) Tenant shall provide Landlord from time to time with a current written list of the names of the janitorial contractor's employees who have access to the fourteen floor; (viii) Tenant's janitorial contractor shall not have the right to provide any services to any portion of the Premises other than the fourteen floor, and (ix) the janitorial work to be performed by Tenant's contractor shall be subject to the Rules and Regulations and shall meet or exceed the quantity and quality of the janitorial specifications described on EXHIBIT I.

    (2)      Services To Office Building:  Landlord shall provide in the Office
             Building:

             (a) Hot and cold water, at those points of supply provided for general use of tenants in the Office Building;

             (b) Elevator service in common with other tenants, if needed and existing, for ingress to and egress from the Premises;

             (c) Heat, ventilation, cooling, lighting, electrical service and domestic running water, in those areas of the Office Building as may from time to time be designated by Landlord for use during normal business hours by Tenant in common with other tenants and persons in the Office Building but under the exclusive control of Landlord; and

             (d) Security and access control services for the Building comparable as to coverage, control and responsiveness (but not necessarily as to means for accomplishing same) to other similarly situated first-class, multi-tenant office buildings in the Geographic Area, including, without limitation, manned security 24-hours per day, seven days per week; provided, however, Landlord shall have no responsibility to prevent, Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord from any liability to Tenant or loss to Tenant, its agents, employees and visitors arising out of, losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Building or the Premises, unless caused by the willful misconduct or intentional torts of Landlord or Landlord's employees and not relieved by operation of Section 6.03 of this Lease. Landlord shall use reasonable, good faith efforts to prevent theft or damage by other tenants or visitors to the Building, but Landlord shall not be liable for such theft or damage except as expressly provided in the preceding sentence. In addition, Landlord agrees that Landlord shall require its security contractor to maintain such insurance is a customarily required of such security contractors by landlords of other first-class buildings within the Geographic Area. Subject to the terms and conditions of this Lease, couriers delivering packages to and from the Premises shall have access to the interior portion of the Office Building, twenty-four (24) hours per day, every day of the year during the Term of this Lease.

    (3) Limitations: Landlord shall maintain and repair the foundations, structure and roof of the Office Building and shall operate, maintain, repair and replace the systems, facilities and equipment directly necessary for the provision by Landlord of the services described in this Section
    5.02 (unless same are installed by or are the property of Tenant); provided that:

             (a) Landlord shall only be required to maintain such services as are reasonably possible under the circumstances in the event all or any part of such systems, facilities and equipment are destroyed, damaged or impaired until completion of the necessary repair or replacement;

             (b) Subject to the provisions of Section 5.05 hereof, Landlord may temporarily discontinue any services at such times as may be necessary or advisable due to causes beyond the reasonable control of Landlord or for purposes of maintenance, repair, replacement, testing or examination;

             (c) Landlord shall use reasonable diligence in carrying out its obligations under this Section 5.02, but shall not be liable under any circumstances for any damages (including consequential damages) to any person or property for any failure to do so;

             (d) No reduction or discontinuance of the services described in this Section 5.02 shall be construed as an eviction of Tenant or release Tenant from any of its obligations under this Lease, except as otherwise provided in Section 6.02 hereof;

             (e) Landlord shall have no liability to Tenant, its employees, agents, invitees or licensees for damages or consequential damages or in any other way for losses due to any criminal act or for damages done by unauthorized persons on the Premises or in the Building unless caused by the willful misconduct or intentional torts of Landlord or Landlord's employees and not relieved by operation of Section 6.03 of this Lease, and Landlord shall not be required to insure against any such losses. Tenant shall cooperate fully in Landlord's efforts to maintain security in the Building and shall follow all regulations promulgated by Landlord with respect thereto; and

             (f) Tenant shall reimburse Landlord, upon demand, for the entire cost of any repairs or maintenance performed by Landlord in accordance with the terms hereof if the need for same arose as a result of the negligence or criminal or willful misconduct of Tenant or its agents, employees, contractors, invitees and licensees.


SECTION 5.03  ALTERATIONS BY LANDLORD.

(A) Landlord may from time to time:

    (1) Subject to the provisions of Section 5.05 below, make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to service the Premises or other parts of the Building; provided, however, that in connection therewith Landlord shall not unreasonably interfere with the access to or use of the Premises;

    (2) Subject to the provisions of Section 5.05 below, make changes in or additions to any part of the Building not in or forming part of the Premises;

    (3) Change or alter the location of any areas of the Building (including, but not limited to, the parking areas) which may, from time to time, be designated by Landlord for use during normal business hours by Tenant in common with other tenants and persons in the Office Building but under the exclusive control of Landlord; provided, however, the number of Parking Spaces (including the number of reserved Parking Spaces which have been granted to Tenant hereunder) and ratio of covered to uncovered Parking Spaces as set forth in Section 1.01(I) above shall be maintained throughout the Term;

    (4)      Subject to Tenant's right of quiet enjoyment described in Section
    5.01 above, grant Easement(s) on, over, under and above the Premises; and

    (5) Reduce the rentable square footage of the Premises in order to comply with applicable laws so long as Tenant's use of the Premises is not materially or adversely affected, in which case Landlord and Tenant shall enter into a written agreement modifying this Lease and specifying that such space is no longer a part of the Premises and under this Lease and containing other appropriate terms and provisions relating to the elimination of such portion of the Premises from this Lease, including, without limitation, decreasing the monthly and annual rent as a result thereof; provided, however, if Tenant reasonably determines that the remaining portion of the Premises is not economically usable for Tenant's business purposes, then Tenant may terminate this Lease by notice to Landlord given on or before the date which is ninety (90) days after the date that Landlord has so reduced the rentable square footage of the Premises.

(B) In connection therewith, Landlord and/or its representatives may enter the Premises and other areas of the Building with such materials as Landlord may deem necessary, and may erect scaffolding and all other necessary structures in or about the Premises or the Building. Tenant waives and releases any claims for damage including loss of business resulting therefrom. During the time as such work described in Section 5.03(A)(1) above is being carried on in or about the Premises, the Base Rent provided herein shall not abate unless the Premises (or the applicable portion thereof) are rendered unusable for more than five
(5) consecutive business days, so long as the repairs are not being made by Landlord as a result of a default by Tenant under this Lease. If Tenant is unable to operate its business in the Premises (or any portion thereof) for a period of five (5) consecutive business days as a result of the performance by Landlord of the work as authorized by Section 5.03(A)(1) above, and provided that the work is not being made by Landlord as a result of a default by Tenant under this Lease, then Base Rent under this Lease shall abate in the proportion that the Premises are unusable until the entire Premises (or portion thereof that was rendered unusable) are again usable, such abatement to commence on the sixth (6th) business day that the Premises (or portion thereof) shall first become unusable, and such abatement shall not be applicable for any day unless the Premises (or portion thereof) are unusable on such day.

SECTION 5.04  ENTRY BY LANDLORD.

(A) Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any time in case of an emergency, and upon reasonable prior verbal notice at reasonable hours for any purpose permitted pursuant to the terms of this Lease, including, but not limited to, examining the Premises; making such repairs or alterations therein as may be necessary or appropriate in Landlord's sole judgment for the safety and preservation thereof; erecting, installing, maintaining, repairing or replacing wires, cables, conduits, vents, ducts, risers, pipes, HVAC equipment or plumbing equipment running in, to, or through the Premises (provided that such items are not installed in a location which materially and adversely interferes with the operation of Tenant's business); showing the Premises to prospective purchasers or mortgagees and, during the last year of the Term, prospective tenants; and posting notices of non-responsibility (such notices to be posted only during periods when construction work is being performed in the Premises). Unless otherwise instructed by Tenant in writing,

Landlord shall not enter into the fourteenth (14th) floor portion of the Premises for the purposes described in this Section 5.04(A) above unless (a) accompanied by a designated representative of Tenant (it being agreed that Tenant shall make such designated representative available at all reasonable hours promptly following Landlord's verbal request for the same), or (b) Landlord has a legitimate need to have access to the mechanical rooms or to the roof of the Office Building, or (c) an emergency situation exists; provided, however, to the extent that Landlord's access to any portion of the Premises is restricted or limited by Tenant, Landlord shall be relieved of its obligations to perform those covenants which require access to such space during the period of time Landlord is denied access to such space. During the time as such repair work described in this Section 5.04 is being carried on in or about the Premises, the Base Rent provided herein shall not abate unless the Premises (or the applicable portion thereof) are rendered unusable for more than five (5) consecutive business days, so long as the repairs are not being made by Landlord as a result of a default by Tenant under this Lease. If Tenant is unable to operate its business in the Premises (or any portion thereof) for a period of five (5) consecutive business days as a result of the performance by Landlord of the repair work as authorized by this Section 5.04, and provided that the repairs are not being made by Landlord as a result of a default by Tenant under this Lease, then Base Rent under this Lease shall abate in the proportion that the Premises are unusable until the entire Premises (or portion thereof that was rendered unusable) are again usable, such abatement to commence on the sixth (6th) business day that the Premises (or portion thereof) shall first become unusable, and such abatement shall not be applicable for any day unless the Premises (or portion thereof) are unusable on such day.

(B) Tenant shall give Landlord a key (and/or access card or access code, as the case may be) for all of the doors for the Premises, excluding Tenant's vaults, safes and files. Landlord shall have the right to use any and all means to open the doors to the Premises in an emergency in order to obtain entry thereto without liability to Tenant therefor. Any entry to the Premises by Landlord by any of the foregoing means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction, partial eviction or constructive eviction of Tenant from the Premises or any portion thereof, and shall not relieve Tenant of its obligations hereunder.

SECTION 5.05  MINIMIZE INTERFERENCE.  In performing its covenants under this
Article 5, Landlord shall use reasonable, good faith efforts to minimize interference with the conduct of Tenant's business in connection with the performance by Landlord of any work or the provision of any services required or permitted pursuant to the terms of this Lease, but Landlord shall not be required to use overtime or premium time labor. Landlord agrees that any such work performed by Landlord within the Premises which, because of the nature thereof, could reasonably be performed after normal business hours, shall, at Tenant's request, be performed after normal business hours, provided that Tenant shall pay to Landlord the additional cost of such work above the cost which would be incurred if such work were performed during normal business hours.


SECTION 5.06 LANDLORD'S RIGHT TO CURE. All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant's sole cost and expense and without any abatement of Base Rent or any Additional Rent. If Tenant shall fail to perform any act or to pay any sum of money (other than Base Rent) required to be performed or paid by it hereunder, or shall fail to cure any default and such failure shall continue beyond any applicable notice and grace period set forth herein, then Landlord may, at its option, and without waiving or releasing Tenant from any of its obligations hereunder, make such payment or perform such act on behalf of Tenant. All sums paid and all costs incurred by Landlord in taking such action shall be deemed Additional Rent and shall be paid to Landlord on demand.

                                   ARTICLE 6

                 EMINENT DOMAIN, CASUALTY, HAZARDOUS MATERIALS

SECTION 6.01  EMINENT DOMAIN.

(A) If, during the Term, all of the Premises shall be taken (or temporarily taken for a period of nine (9) months or more) by a public authority under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises ("Date of Such Taking").

(B) If, during the Term, part of the Building is so taken or purchased, and if, in the reasonable opinion of Landlord, substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, Landlord shall have the right to terminate this Lease by giving Tenant at least thirty (30) days written notice of such termination, and thereupon this Lease shall terminate on the date set forth in such notice.

(C) Notwithstanding the foregoing, if more than one-third (1/3) of the number of rentable square feet in the Premises is so taken or purchased, Tenant shall have the right to terminate this Lease by giving Landlord notice no later than one hundred twenty (120) days after the Date of Such Taking, and thereupon this Lease shall terminate on the last day of the month following the month in which notice is given.

(D) Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease on any such date of termination under this
Section 6.01. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom if necessary, and, in the event of a termination under this Section 6.01, the Base Rent and any Additional Rent shall abate on the later of the date of termination or the Date of Such Taking. After such termination, and on notice from Landlord stating the Base Rent and any Additional Rent then owing, Tenant shall forthwith pay Landlord such amounts.

(E) If a portion of the Premises is so taken, and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the Date of Such Taking. Landlord shall restore the Premises to the extent required to exclude from the Premises that portion so taken. Landlord's obligation in connection with such restoration shall be limited to the basic building area and in no event shall Landlord be obligated to replace, repair or restore any improvements to the Premises or alterations thereof installed therein by or on behalf of Tenant, nor shall Landlord be obligated to replace, repair or restore Tenant's leasehold improvements, personal property, furniture, fixtures, equipment or the like.

(F) Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected portion of the Building, and Tenant shall not have or advance any claim against Landlord for the value of its property or its usufruct interest or the unexpired Term of the Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for (i) the unamortized cost of constructing the Tenant Improvements within the Premises as provided in Article 2 above to the extent the same were installed at Tenant's expense and to the extent such costs were not reimbursed or contributed to by Landlord, (ii) damage to, and the cost of removal of, Tenant's chattels or trade fixtures, (iii) the cost of the removal or relocation of its business and effects, and (iv) the loss associated with any interruption of its business; provided that any such award or compensation shall not reduce the amount of the award otherwise payable to Landlord. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

(G) If all or any portion of the Premises shall be condemned or taken for governmental occupancy for a period of less than one year, this Lease shall continue in full force and effect and Tenant shall continue to pay in full all Base Rent and any Additional Rent herein reserved, without reduction or abatement, and Tenant shall be entitled to receive, for itself, so much of any award or payment made for such use as is equal to the payments that are actually made by Tenant to Landlord during such temporary taking, and Landlord shall receive the balance thereof.

SECTION 6.02  DAMAGE BY FIRE OR OTHER CASUALTY.

(A) If the Premises shall be damaged by fire or other casualty, then the damage shall be repaired, except as otherwise provided in this Section 6.02, by and at the expense of Landlord with reasonable promptness; provided, however, that Landlord's obligation to restore shall at all times be subject to obtaining all necessary approvals from all applicable governmental entities, the lessor under any Superior Lease and the holder of any Mortgage and the willingness of such lessor or such holder to make the proceeds of casualty insurance policies available to Landlord for such purposes. The Base Rent and Additional Rent due Landlord hereunder shall be equitably abated in the proportion which the part of the Premises which is not usable by Tenant bears to the entire Premises until the earliest to occur of (a) the one hundred twenty-first (121st) day after the date on which Landlord has substantially completed the repairs required to be made by Landlord hereunder, or (b) the ninety-first (91st) day after the date on which Landlord has approved Tenant's plans and specifications relating to the restoration of Tenant's leasehold improvements, or (c) the date on which Tenant has substantially completed the repairs to the leasehold improvements required to be made by Tenant pursuant to Section 6.02(E) hereof; provided, however, if and to the extent that the date described in clause (c) would have occurred earlier but for Tenant delays, then the date described in clause (c) shall be deemed to have occurred on the date that such compliance would have occurred but for the Tenant delays. Landlord shall not be liable for any delay (whether or not within the reasonable control of Landlord) in the completion of the repair and restoration of the Premises.

(B) If (i) the Premises are totally damaged or rendered wholly untenantable by fire or other casualty, or (ii) Landlord's architect certifies that the Premises cannot be repaired within two hundred seventy (270) days after the casualty, or (iii) the Premises are damaged or destroyed as a result of a risk which is not insurable under standard fire insurance policies with extended coverage endorsement, or (iv) the Premises are damaged or destroyed during the last eighteen (18) months of the Term, or (v) the Building is damaged in whole or in part (whether or not the Premises are damaged), to such an extent that the Building cannot, in Landlord's judgment reasonably exercised, be operated economically as an integral unit as a result of such damage and Landlord elects not to restore the Building and the Premises to substantially the same condition as existed prior to such damage, then, in any of such events, Landlord may, within one hundred twenty (120) days after such fire or other casualty, give Tenant notice of termination of this Lease, and thereupon the Term of this Lease shall terminate as of the date Tenant vacates the Premises, which date shall be no later than (a) one hundred twenty (120) days after the giving of such notice as to any portion of the Premises with respect to which Base Rent and Additional Rent are not abated pursuant to the provisions of this
Section 6.02, and (b) thirty (30) days after the giving of such notice as to any portion of the Premises with respect to which Base Rent and Additional Rent are so abated.

(C) If Landlord is required under this Section 6.02 to repair and rebuild the Premises and for any reason whatsoever other than delays caused by Tenant, fails to commence to repair and rebuild the Premises to the extent required of Landlord hereunder following damage or destruction within one hundred twenty
(120) days after the date when such damage or destruction occurred (subject to extension for the period of any delays resulting from causes beyond the reasonable control of Landlord), Tenant shall have the right to cancel and terminate this Lease upon delivery of notice to Landlord delivered not more than twenty (20) days after the expiration of such one hundred twenty (120) day period, as same may be extended for delays resulting from causes beyond the reasonable control of Landlord. If Landlord does not substantially complete the repair and restoration of the Premises within twelve
(12) months after the date of the casualty (subject to extension for the period of any delays resulting from causes beyond the reasonable control of Landlord), Tenant shall have the right to cancel and terminate this Lease upon delivery of notice to Landlord delivered not more than twenty (20) days after the expiration of such twelve (12) month period, as same may be extended for delays resulting from causes beyond the reasonable control of Landlord. Upon any such notice of termination being given by Tenant in accordance with the terms of this Section 6.02(C), the Term of this Lease shall automatically terminate and end effective as of the date designated in such notice (but in no event later than one hundred eighty (180) days after the date of such notice), such termination right being Tenant's sole and exclusive remedy hereunder (other than the abatement of Base Rent and Additional Rent provided in Section 6.02(A), above) for such failure to commence or complete such repair work or rebuilding; provided, however, if Landlord fails to complete such repair work or rebuilding within said twelve
(12) month period, as same may be extended for delays resulting from causes beyond the reasonable control of Landlord, Tenant shall also be entitled to any and all other rights and remedies as may be accorded Tenant under this Lease, at law or in equity. Notwithstanding any other provision of this Section 6.02, Landlord shall not be obligated to restore or repair any such damaged or destroyed structures and other improvements to the extent that, and Tenant shall not be entitled to terminate this Lease or make any claim or demand for damages or other sums against Landlord for any failure to rebuild by reason of any damage or destruction if, any insurance required to be carried by Landlord hereunder with respect to such damage or destruction is invalidated by the act or omission of Tenant, or its employees or agents.

(D) Tenant waives the benefit of any statutes of the state in which the Building is located allocating insurance proceeds or requiring application thereof in specific ways or relieving Tenant of rental obligations and agrees that Tenant will not be relieved of the obligations to pay Base Rent or any Additional Rent in case of damage to or destruction of the Building or the Premises, except as provided by this Lease.

(E) Landlord's obligations in connection with such repair and/or restoration work shall and are hereby strictly limited to the replacement of the basic building area as leased by Landlord to Tenant as of the Commencement Date, and in no event shall Landlord be obligated to replace, repair or restore any improvements to the Premises or any alterations thereof which were installed therein by or on behalf of Tenant, nor shall Landlord be obligated to replace, repair, or restore Tenant's leasehold improvements, personal property, furniture, fixtures, equipment or the like. Tenant shall, within a reasonable period of time, commence to repair and replace, and shall diligently repair or replace to completion, all at its sole cost and expense, Tenant's own improvements, furniture, furnishings, trade fixtures and equipment.

(F) Tenant shall give immediate written notice to Landlord of any damage caused to the Premises by fire or other casualty.

SECTION 6.03 SUBROGATION. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby mutually waive and release their respective rights of recovery against one another and their officers, agents and employees for any damage to real or personal property, including resulting loss of use, interruption of business, and other expenses occurring as a result of the use or occupancy of the Premises or the Building to the extent of insurance coverage which would be included in a standard "all-risk" or special form policy of property insurance. Landlord and Tenant agree that all policies of insurance obtained by them pursuant to the terms of this Lease shall contain provisions or endorsements thereto waiving the insurer's rights of subrogation with respect to claims against the other, and, unless the policies permit waiver of subrogation without notice to the insurer, each shall notify its insurance companies of the existence of the waiver and indemnity provisions set forth in this Lease.

SECTION 6.04  HAZARDOUS MATERIALS.

(A) During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined in Section 6.04(D) hereof) applicable to the operation or use of the Premises, shall cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Premises. Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal, of Hazardous Materials (as defined in Section 6.04(D) hereof) on the Premises, the Building or the Property or transport or permit the transportation of Hazardous Materials to or from the Premises, the Building or the Property except for limited quantities used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits.

(B) Tenant will immediately advise Landlord in writing of any of the following:
(1) any pending or threatened Environmental Claim (as defined in Section 6.04(D) hereof) against Tenant relating to the Premises, the Building or the Property; (2) any condition or occurrence on the Premises, the Building or the Property that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant and/or Landlord or the Premises and (3) the actual or anticipated taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on the Premises, in the Building or on the Property. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant's response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any government or governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord. At any time and from time to time during the term of this Lease, and at Tenant's sole cost and expense, Landlord or its agents may perform an environmental inspection of the Premises, and Tenant hereby grants to Landlord and its agents access to the Premises to undertake such an inspection.

(C) Tenant agrees to defend, indemnify and hold harmless the Indemnitees from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties (including, by way of illustration and not by way of limitation, civil fines), damages (including consequential and punitive damages), costs and expenses (including attorneys' and consultants' fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises, in the Building or on the Property which is caused or permitted by Tenant and/or (b) any Environmental Claim relating in any way to Tenant's operation or use of the Premises, the Building or the Property. The provisions of this Section 6.04(C) shall survive the expiration or sooner termination of this Lease.

(D) (1)      "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form, urea formaldehyde foam insulation, and radon gas; (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other substance exposure which is regulated by any governmental authority; (2) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous

Materials; (3) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and/or (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (4) "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.


                                   ARTICLE 7

                          EVENTS OF DEFAULT, REMEDIES

SECTION 7.01  EVENTS OF DEFAULT.

(A) In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the Term (each, individually, an "Event of Default" and collectively, "Events of Default") shall constitute a breach of this Lease by Tenant and Landlord may exercise the rights set forth in Section 7.02 of this Lease or as otherwise provided at law or in equity:

    (1) Tenant shall fail to pay any Base Rent or any Additional Rent (or cure any other default which is curable by the payment of money) within five (5) business days after the date when the same shall become due and payable and such failure shall continue for five (5) business days after written notice of such failure of payment; or (2) Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by Tenant (other than any default curable by the payment of money), and, unless expressly provided elsewhere in this Lease that no notice and/or opportunity to cure such default is to be afforded Tenant, such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Tenant fails to commence such cure promptly within such thirty (30) day period and thereafter diligently prosecute such cure to completion; or (3) Tenant or any guarantor of Tenant's obligations hereunder ("Guarantor") shall become insolvent within the meaning of the United States Bankruptcy Code, as amended from time to time (the "Code"), or shall have ceased to pay its debts in the ordinary course of business, or shall be unable to pay its debts as they become due, or Tenant or Guarantor shall notify Landlord that it anticipates the occurrence of any of the foregoing conditions; or (4) Tenant or Guarantor shall file, take any action to file, or notify Landlord that Tenant or Guarantor intends to file, a petition, case or proceeding under any section or chapter of the Code, or under any similar law or statute of the United States or any state thereof relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (5) Tenant or Guarantor shall be adjudicated as a bankrupt or insolvent or consent to, or file an answer admitting or failing reasonably to contest the material allegations of, a petition filed against it in any such case or proceeding in the preceding clause (4); or (6) Tenant or Guarantor shall seek to or consent to or acquiesce in the appointment of any receiver, trustee, liquidator or other custodian of Tenant or any Guarantor or any material part of its or their properties, whether or not the same shall relate to their interests in this Lease; or (7) Tenant or Guarantor shall make a general assignment for the benefit of creditors; or take any other action for the purpose of effecting any of the foregoing clauses (3) through (7); or (8) if, within thirty (30) days after the filing of an involuntary petition in bankruptcy against Tenant or any Guarantor or the commencement of any case or proceeding against Tenant or any Guarantor seeking any reorganization, composition, arrangement, liquidation, dissolution, readjustment or similar relief under any law, such proceeding shall not have been dismissed; or if, within thirty (30) days after the appointment, without consent or acquiescence of Tenant or any Guarantor, of any trustee, receiver or liquidator of Tenant or of any Guarantor, of all or any substantial part of the properties of Tenant or of any Guarantor, or of all or any part of the Premises, such appointment shall not have been vacated or stayed on appeal or otherwise; or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated; or if, within thirty (30) days after the taking of possession without the consent or acquiescence of Tenant or any Guarantor, by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of Tenant or any Guarantor, such taking shall not have been vacated or stayed on appeal or otherwise; or (9) any execution or attachment is issued against Tenant or any of its property whereupon the Premises shall be taken or occupied or attached, or attempted to be taken or occupied or attached by someone other than Tenant; or (10) a tax lien or a mechanic's and/or materialmen's lien is filed against any property of Tenant, or Tenant does or permits to be done anything which creates a lien upon the Premises or the Building and such lien is not discharged by Tenant or bonded off by Tenant to Landlord's satisfaction within thirty (30) days after Tenant receives actual notice of the filing thereof; or (11) any Guarantor of this Lease shall default beyond any applicable notice and grace period under such guaranty.

(B) If any Event of Default described in clauses (1), (3), (4), (5), (6), (7),
(8), (9), (10) and (11) of Section 7.01(A) above occurs more than two (2) times within any period of twelve (12) months, then, notwithstanding that each such Event of Default shall have been cured, any further default of the same type described in clauses (1), (3), (4), (5), (6), (7), (8), (9), (10) and (11)
within such twelve month period shall be deemed an Event of Default for which no notice or cure period shall apply. If any Event of Default described in clause (2) of Section 7.01(A) above occurs more than two (2) times within any period of twelve (12) months, then, notwithstanding that each such Event of Default shall have been cured, any further default by Tenant in the performance of or compliance with the same specific covenant, agreement, term or condition of this Lease to be performed by Tenant which constituted the Event of Default the two times within such twelve month period shall be deemed an Event of Default for which no notice or cure period shall apply. For illustration purposes only and to avoid any doubt as to the intent of the parties expressed in the immediately preceding sentence, if Tenant shall have failed to comply with the terms of item 15 of the Rules and Regulations annexed hereto as EXHIBIT D two times within any period of twelve months, then, notwithstanding that each such Event of Default shall have been cured, any further failure on the part of Tenant to comply with the terms of item 15 of the Rules and Regulations within such twelve month period shall be deemed an Event of Default for which no notice or cure period shall apply; however, if Tenant shall have failed to comply with the terms of items 11, 12 and 14 of the Rules and Regulations one time each within any period of twelve months, then, with respect to the next failure on the part of Tenant to comply with the terms of item 11 or of item 12 or of item 14 of the Rules and Regulations within such twelve month period, Tenant shall be entitled to the applicable notice and cure period described in clause (2) of Section 7.01(A), above.

SECTION 7.02  REMEDIES UPON DEFAULT.

(A) Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without notice or demand whatsoever, in addition to, or in lieu of, any and all remedies available to Landlord under the laws of the state in which the Building is located:

    (1) Landlord may give Tenant written notice of its election to terminate this Lease, effective on the date specified therein, whereupon Tenant's right to possession of the Premises shall cease and this Lease, except as to Tenant's liability determined in accordance with Section 7.02(C) hereinbelow, shall be terminated.

    (2) Landlord and its agents may immediately re-enter and take possession of the Premises, or any part thereof, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable for indictment, prosecution or damages therefor) and may repossess same and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty in any manner of trespass, and without prejudice to any remedies for arrears of rent or Tenant's breach of covenants or conditions.

    (3) Should Landlord elect to re-enter as provided hereinabove, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof in Landlord's or Tenant's name, but for the account of Tenant (subject to the provisions of Section 7.02(B)), for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms and conditions (which may include concessions of free rent and alteration, repair and improvement of the Premises) as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rents therefor without relieving Tenant of any liability under this Lease or otherwise affecting any such liability. Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice.

    (4) Allow the Premises to remain unoccupied and collect Base Rent and Additional Rent from Tenas it comes due.

(B) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter", "re- entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant's part to be observed or performed, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

(C) (1)      In the event this Lease is terminated in accordance with the provisions of Section 7.02(A)(1), Tenant shall remain liable to Landlord for damages in an amount equal to the Base Rent and any Additional Rent and any other sums due hereunder as of the date of termination of this Lease plus the Base Rent and any Additional Rent which would have been owing by Tenant hereunder for the balance of the Term (collectively, the "Aggregate Gross Rent") had this Lease not been terminated, less the net proceeds, if any, received as a result of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting (collectively, the "Reletting Costs"). Landlord shall be entitled to collect Base Rent, any Additional Rent and all other damages from Tenant monthly on the days on which Base Rent and any Additional Rent would have been payable hereunder if this Lease had not been terminated. ALTERNATIVELY, at the option of Landlord, in the event this Lease is so terminated, Landlord shall be entitled to recover forthwith against Tenant, as liquidated damages and not as a penalty, the present value determined by application of a reasonable discount rate selected by Landlord of the Aggregate Gross Rent and the actual or estimated (as reasonably determined by Landlord) Reletting Costs less the aggregate reasonable rental value of the Premises for what otherwise would have been the unexpired balance of the Term (Landlord and Tenant hereby agreeing that Landlord's actual damages in such event are impossible to ascertain and the amount set forth hereinabove as Landlord's liquidated damages is a reasonable estimate of the amount of actual damages which Landlord probably would suffer). In determining the aggregate reasonable rental value pursuant to the preceding sentence, the parties hereby agree that all relevant factors shall be considered as of the time Landlord seeks to enforce such remedy, including, but not limited to, (i) the length of time remaining in what otherwise would have been the unexpired balance of the Term, (ii) the then current market conditions in the Geographic Area, (iii) the likelihood of reletting the Premises for a period of time equal to what otherwise would have been the unexpired balance of the Term, (iv) the net effective rental rates (taking into account all concessions) then being obtained for space of similar type and size in similar type buildings in the Geographic Area, (v) the vacancy levels in comparable quality multi-tenant office buildings in the Geographic Area, (vi) the anticipated duration of the period the Premises will be unoccupied prior to the reletting, (vii) the anticipated cost of reletting, and (viii) the current levels of new construction of multi-tenant office buildings in the Geographic Area that will be completed during the period in what otherwise would have been the unexpired balance of the Term and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality multi-tenant office buildings in the Geographic Area. In the event Landlord shall relet the Premises for the period which otherwise would have constituted the unexpired portion of the Term (or any part thereof), the amount of rent and other sums payable by the tenant thereunder shall be deemed prima facie to be the rental value for the Premises (or the portion thereof so relet) for the term of such reletting. Tenant shall in no event be entitled to any rents collected or payable in respect of any reletting, whether or not such rents shall exceed the Base Rent and any Additional Rent reserved in this Lease. ALTERNATIVELY, at the option of Landlord, in the event this Lease is so terminated, Tenant shall pay to Landlord upon demand a one-time payment equal to the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, the Base Rent and any Additional Rent and any other sums due hereunder as of the date of termination of this Lease plus the unamortized cost of any tenant improvement expenses incurred by Landlord, which shall be equal to the product of (a) the tenant improvement expenses incurred by Landlord, and (b) a fraction, the numerator of which shall be the number of months and/or portions thereof from the date of the occurrence of the Event of Default to the Expiration Date, not to exceed the number of months in which Tenant is obligated to pay rent hereunder without any abatement or concession, and the denominator of which shall be the number of months and/or portions thereof in the Term less the number of months in the Term in which Landlord has waived payment of Base Rent or portions thereof. The provisions of this Section 7.02(C)(1) shall survive the termination of this Lease.

    (2) In the event Landlord does not elect to terminate this Lease, but takes possession as provided in Section 7.02(A)(2), Tenant shall pay to Landlord the Base Rent and any Additional Rent which would be payable hereunder if such repossession had not occurred, less the net proceeds received by Landlord, if any, of any reletting of the Premises by Landlord after deducting the Reletting Costs to the extent not paid to Landlord pursuant to the following sentence. Tenant shall pay rent and all other sums due to Landlord, monthly, on the days on which Base Rent would have been payable hereunder if possession had not been retaken.

(D) (1)      This Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Base Rent and any Additional Rent, as the same become due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's rights to possession unless Landlord shall have specifically elected to terminate this Lease as provided in Section 7.02(A)(1) hereof.

    (2) No payments of money by Tenant to Landlord after the expiration or other termination of this Lease after the giving of any notice by Landlord to Tenant shall reinstate or extend the Term, or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

(E) Landlord and Tenant further acknowledge that, to induce Tenant to enter into this Lease, and in consideration of Tenant's agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has agreed to waive payment by Tenant of Base Rent or portions thereof during the period(s), if any, specified herein. Upon the occurrence of an Event of Default under this Lease, the foregoing waiver of payment of Base Rent or portions thereof shall be of no further force and effect as to any subsequent payments of Base Rent otherwise due under this Lease, each of the foregoing waivers shall be deemed revoked retroactively and Tenant shall immediately pay to Landlord as Additional Rent any and all payments of Base Rent which have theretofore been waived. Landlord may, or, at Tenant's request, shall, after the occurrence of an Event of Default, forward a statement to Tenant setting forth all Base Rent payments which have theretofore been waived by Landlord and are now payable in accordance with this Subsection, but the failure to deliver such statement shall not be deemed to be a waiver of the right to collect such amounts.

SECTION 7.03 LANDLORD'S LIEN AND SECURITY INTEREST. [THIS SECTION IS INTENTIONALLY OMITTED.]

SECTION 7.04 BANKRUPTCY. Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, Landlord is entitled under the Code to adequate assurances of future performance of the terms and provisions of this Lease. The parties hereto agree that, with respect to any such assumption or assignment, the term "adequate assurance" shall include at least the following:

    (1) Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Permitted Uses, and such proposed assignee shall continue to engage in the Permitted Uses. Landlord's asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Uses.

    (2) Any proposed assignee of this Lease must assume and agree to be personally bound by the terms, covenants and provisions of this Lease.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

SECTION 8.01 ADMINISTRATIVE SERVICE CHARGES. Tenant acknowledges that any failure by it to timely pay any of its obligations hereunder will result in and cause monetary loss to Landlord beyond the amount unpaid by Tenant, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance covering the Premises. Therefore, in addition to any other rights and remedies provided Landlord, any and all payments, whether for rentals due or other charges, adjustments or assessments, which remain unpaid for five (5) days after the respective due date, will be subject to an administrative service charge of five hundred dollars ($500.00). The parties agree that this charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment by Tenant and that such administrative service charge is intended to be liquidated damages, and not a penalty with respect to any such late payment. Acceptance of any such administrative service charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

SECTION 8.02 LATE CHARGES. In addition to the administrative service charge described in Section 8.01 and all other rights and remedies provided Landlord, all amounts payable hereunder which remain unpaid for five (5) days after their respective due dates shall bear interest from the date that the same became due and payable to and including the date of payment, whether or not demand is made therefor, at the lesser of (i) a variable rate of interest equal to the Prime Rate (defined below) plus four percent (4%) per annum or (ii) the maximum legal interest rate allowed by the state in which the Building is located. "Prime Rate" shall mean the prime rate of interest announced publicly from time to time by Citibank, N.A., New York, New York, or its successor, or should Citibank, N.A., or its successor, abolish or abandon the practice of publishing its prime rate at any time during the term of this Lease, then Landlord shall designate a comparable reference rate which shall be deemed to be the Prime Rate hereunder.

SECTION 8.03  HOLDING OVER.

(A) If Tenant remains in possession of the Premises after the expiration or other termination of the Term, then, at Landlord's option, Tenant shall be deemed to be occupying the Premises as a tenant at sufferance only, at a monthly rental equal to the greater of (i) one and one-half (1.5) times the monthly Base Rent that Landlord is then charging new tenants for space in the Building or (ii) one and one-half (1.5) times the Base Rent payable hereunder during the last month of the Term. Tenant shall also pay all Additional Rent payable under this Lease, prorated for each month during which Tenant remains in possession. Such tenancy at sufferance may be terminated by Landlord or Tenant effective as of the last day of any calendar month by delivery to the other of notice of such termination prior to the first day of such calendar month. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the expiration of the Term or sooner termination of this Lease, including, without limitation, any claims made by any succeeding tenant, and such obligations shall survive the expiration of the Term or sooner termination of this Lease. To avoid any doubt, the provisions of the immediately preceding sentence in this Section 8.03(A) shall be applicable in the event that Tenant remains in possession of the Premises after the expiration of the 60-day extension of the Term, if applicable, pursuant to
Section 8.03(B) below.

(B) Provided that Tenant shall not have exercised the Renewal Option (as defined in Section 2 of EXHIBIT F annexed hereto), Tenant shall have the right to extend (the "Extension Option") the initial Term of this Lease for a period of sixty (60) days (the "Extension Period"), commencing on the day following the Expiration Date and ending on the date which is sixty (60) days after the Expiration Date, subject to and upon the terms and conditions of this Section 8.03(B). Tenant shall exercise the extension option by delivering written notice of such election to Landlord at least one hundred eighty days (180) prior to the Expiration Date; such notice, if given, shall be irrevocable. The extension of the Term shall be upon the same terms and conditions of this Lease, except (i) the monthly Base Rent shall be equal to one and one-half (1.5) times the Base Rent payable hereunder during the month in which the Expiration Date falls, (ii) Tenant shall have no option to extend the Term of this Lease beyond the expiration of such Extension Period, (iii) the leasehold improvements will be provided in their then-existing condition (on an "as is" basis in the broadest sense of the term) at the time the Extension Period commences, and (iv) there shall not be any rent abatement period and Tenant shall not be entitled to cash payment or allowance of any nature or amount whatsoever. Tenant shall also pay all Additional Rent payable under this Lease, prorated for the 60-day Extension Period. Tenant shall not have the right to assign the Extension Option to any sublessee, nor may any such sublessee exercise or enjoy the benefit of such extension right. Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, losses and liabilities for damages resulting from failure to surrender possession upon the expiration of the Extension Period, including, without limitation, any claims made by any succeeding tenant, and such obligations shall survive the expiration of the Term or sooner termination of this Lease.

SECTION 8.04  NOTICES.

(A) Any and all notices required or which either party herein may desire to give to the other (each, a "Notice") shall be made in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, or marked for overnight delivery by a nationally recognized overnight courier, such as Federal Express or Airborne Express, and shall be deemed to be given on the third (3rd) business day after the date of posting in a United States Post Office or branch post office or one day after delivery to the overnight courier, and shall be delivered to Landlord's Notice Address or Tenant's Notice Address, as appropriate. The parties agree that copies of all Notices to be delivered to Landlord and Tenant hereunder shall be simultaneously delivered to the specified addresses for copies set forth in
Section 1.01(G) and Section 1.01(P), respectively, if any. Copies of any Notices commencing or relating to any action, suit or proceeding against Landlord arising hereunder shall also be sent to Citibank, N.A., c/o Realty Investment Advisors, 909 Third Avenue, 30th Floor, New York, New York 10043,
Attention: General Counsel. Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it. Anything contained herein to the contrary notwithstanding, any bills or invoices for Base Rent, any Additional Rent or any Landlord's Operating Statement may be given by hand or by mail (which need not be registered or certified) and, if so given, shall be deemed given on the date of delivery or refusal, if by hand, or on the third (3rd) business day following the date of posting, if mailed.

(B) Notices given hereunder by any party may be given by counsel for such party. The foregoing notice provisions shall in no way prohibit notice from being given as provided in the rules of civil procedure of the state in which the Building is located, as the same may be amended from time to time and any notice so given shall constitute notice herein.

SECTION 8.05  AUTHORITY OF TENANT AND LANDLORD

(A) If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors or the By-Laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

(B) If Tenant is a partnership, joint venture, or other unincorporated association, each individual executing this Lease on behalf of said partnership, joint venture or unincorporated association represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said partnership, joint venture or unincorporated association, and that this Lease is binding upon said partnership, joint venture or unincorporated association in accordance with its terms. Tenant shall, within thirty (30) days after the execution of this Lease, deliver to Landlord a document to that effect.

(C) If Landlord is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors or the By-Laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. In addition, Landlord shall, within thirty (30) days after the execution of this Lease, deliver to Tenant evidence reasonably satisfactory to Tenant of such authorization of the execution and delivery of this Lease.

SECTION 8.06 FINANCIAL STATEMENTS. Tenant shall furnish to Landlord the same quarterly and annual financial statements it regularly delivers to its shareholders.

SECTION 8.07 AUTHORITIES FOR ACTION. Landlord may act through its managing agent for the Building or through any other person who may from time to time be designated by Landlord in writing. Tenant shall designate in writing one or more persons to act on its behalf and may from time to time change such designation by written notice to Landlord. In the absence of any such designation, the person or persons executing this Lease on behalf of Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.

SECTION 8.08 BROKERAGE. Tenant represents and warrants that it has dealt only with Broker and/or with Landlord and its direct employees, and no other broker or agent, in connection with the negotiation or execution of this Lease.
Tenant agrees to indemnify and hold Landlord harmless from and against any and all damage, loss, cost or expense including, without limitation, all attorneys' fees and disbursements incurred by reason of any claim of or liability to any other broker or other person for commissions or other compensation or charges with respect to the negotiation, execution and delivery of this Lease, and such obligations shall survive the expiration or sooner termination of this Lease. Landlord represents and warrants to Tenant that, except with respect to Koll Management Services, Inc., no broker, agent, commission salesperson, or other person has represented Landlord in the negotiations for and procurement of this Lease. Landlord agrees to indemnify and hold Tenant harmless from all loss, cost and damage (including reasonable attorneys' fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord's failure to pay commissions, fees or compensation due to any broker who represented Landlord, whether or not disclosed.

SECTION 8.09 DEFINITION OF LANDLORD. The term "Landlord" as used in this Lease shall mean only the owner of the Building, or the tenant under a Superior Lease, at the time in question. In the event of any transfer of title to or lease of the Building, the transferor shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder (whether express or implied) without further agreement between the parties or their successors in interest and Tenant shall look solely to the successor in interest of the transferor as Landlord under this Lease. This Lease shall not be affected by such transfer or lease, and Tenant agrees to attorn to the transferee or assignee, such attornment to be effective and self-operative without the execution of any further instrument by the parties to this Lease.

SECTION 8.10  ENTIRE AGREEMENT.

(A) Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties. No amendment or modification of this Lease shall be binding or valid unless expressed in writing and executed and delivered by Landlord and Tenant in the same manner as the execution of this Lease.

(B) The submission of this document for examination and review does not constitute an option, an offer to lease space, or an agreement to lease space. This document shall have no binding effect on the parties hereto unless and until executed and delivered by both Landlord and Tenant and will be effective only upon Landlord's execution and delivery of same.

SECTION 8.11 FORCE MAJEURE. Any obligation of Landlord which is delayed or not performed due to Acts of God, strike, riot, shortages of labor or materials, war (whether declared or undeclared), governmental laws, regulations or restrictions, governmental action, or lack thereof, or any other causes of any kind whatsoever which are beyond Landlord's reasonable control, shall not constitute a default hereunder and shall be performed within a reasonable time after the end of such cause for delay or nonperformance. Any obligation of Tenant, other than Tenant's obligation to pay Base Rent, Tenant's Operating Payment, Additional Rent and all other charges and sums payable by Tenant hereunder, which is delayed or not performed due to Acts of God, strike, riot, shortages of labor or materials, war (whether declared or undeclared), governmental laws, regulations or restrictions, governmental action, or lack thereof, or any other causes of any kind whatsoever which are beyond Tenant's reasonable control, shall not constitute a default hereunder and shall be performed within a reasonable time after the end of such cause for delay or nonperformance. Notwithstanding anything contained in the preceding sentence to the contrary, in no event shall any such causes cause a postponement or delay of the Commencement Date.

SECTION 8.12 SEVERABILITY. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by law.

SECTION 8.13 NO SETOFF. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and, except as otherwise expressly and specifically set forth in this Lease, Tenant shall not be entitled to any setoff, offset, abatement or deduction of rent or other amounts due Landlord hereunder if Landlord fails to perform its obligations hereunder; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof or to which Tenant has not waived any claim pursuant to the provisions of this Lease so long as notice is first given to Landlord and any holder of a Mortgage and/or lessor under a Superior Lease, and a reasonable opportunity is granted to Landlord and such holder and/or lessor to correct such violation. In no event shall Landlord, any holder of a Mortgage and/or lessor under a Superior Lease be responsible for any consequential damages incurred by Tenant, including, without limitation, lost profits or interruption of business, as a result of any default by Landlord.

SECTION 8.14 RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of Landlord and Tenant, and it is acknowledged and agreed that Landlord shall not be deemed to be a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

SECTION 8.15 NAME OF BUILDING. As of the date of this Lease, the official U.S. Postal address of the Office Building is 5660 New Northside Drive. Upon notice to Tenant, Landlord shall have the right to designate, or to change, the name or numbers of the Building without liability to Tenant; provided, however, so long as the Tenant named herein occupies and does business from at least 65,637 rentable square feet of office space in the Office Building and so long as no Event of Default has occurred under this Lease and remains uncured beyond any applicable notice and grace or cure period, the official U.S. Postal address of the Building shall not be changed to include any name of any person or entity unless approved by Tenant in its sole and absolute discretion. In addition, so long as the Tenant named herein occupies and does business from at least 65,637 rentable square feet of office space in the Office Building and so long as no Event of Default has occurred under this Lease and remains uncured beyond any applicable notice and grace or cure period, Tenant may incorporate as its address on its letterhead, return addresses, and other business stationery, forms and documentation, the name "FFMC Building" or "Western Union Building"; provided, however, nothing contained herein shall be deemed to require Landlord to name or refer to the Office Building as the "FFMC Building" or "Western Union Building".

SECTION 8.16 SUCCESSORS BOUND. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

SECTION 8.17  INTERPRETATION.

(A) Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

(B) Words of any gender used in this Lease shall be deemed to include any other gender, and words in the singular shall be deemed to include the plural, when the context requires.

(C) All pronouns and any variances thereof shall be deemed to refer to the neuter, masculine, feminine, singular or plural, when the context requires.

(D) No remedy or election given pursuant to any provision in this Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative with all other remedies at law or in equity as otherwise specifically provided herein.

(E) If and to the extent that, any of the provisions of any amendment, modification or rider (it being agreed that the Rules and Regulations appended to this Lease as EXHIBIT D are not a "rider") to this Lease conflict or are otherwise inconsistent with any of the preceding provisions of this Lease, or of the Rules and Regulations appended to this Lease as EXHIBIT D, whether or not such inconsistency is expressly noted in such amendment, modification or rider, the provisions of such amendment, modification or rider shall prevail. In case of any inconsistency between this Lease and the Rules and Regulations, such Rules and Regulations shall be deemed to be waived with respect to Tenant to the extent of such inconsistency.

(F) The parties mutually agree that the headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease. The content of each and every exhibit which is referenced in this Lease is incorporated into this Lease as fully as if set forth in the body of this Lease.

(G) This Lease shall be construed in accordance with the laws of the state in which the Building is located. Unless herein waived, Landlord and Tenant acknowledge that all of the applicable statutes of such state are superimposed on the rights, duties and obligations of Landlord and Tenant hereunder.

(H) Except as expressly contained herein, (i) neither Landlord nor Landlord's agent or attorneys have made representations, warranties or promises with respect to the Premises, the Building or this Lease; (ii) Tenant has inspected the Premises and agrees to take same in its "as-is" condition as of the date of this Lease; and (iii) Landlord shall have no obligation to do any work in and to the Premises in order to prepare the Premises for occupancy and use by Tenant.

(I) Landlord and Tenant each acknowledge and warrant that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease is the result of negotiations between the parties and their respective attorneys and shall be construed in an even and fair manner, regardless of the party who drafted this Lease, or any provision thereof.

(J) In all instances where Tenant is required by the terms and provisions of this Lease to pay any sum of money or to do any act at a particular indicated time or within any indicated period, it is understood and agreed that time is of the essence.

(K) Whenever in this Lease, (i) Tenant has the right or privilege of giving its approval or consent, making a judgment, determination or estimate (including without limitation, estimates of monetary amounts), exercising any option or election, determining Landlord's conformity to any standard, or otherwise making a decision or taking action or inaction affecting the rights of Landlord or Tenant under this Lease, and (ii) Landlord has the right or privilege of giving its approval or consent, making a judgment, determination or estimate (including without limitation, estimates of monetary amounts), exercising any option or election, determining Tenant's conformity to any standard, or otherwise making a decision or taking action or inaction affecting the rights of Landlord or Tenant under this Lease and such provision in this Lease requires that such approvals, consents, judgments, elections and decisions on the part of Landlord shall not be unreasonably withheld, delayed or conditioned, it is the intent of Landlord and Tenant that all such approvals, consents, judgments, elections and decisions shall be governed by standards of "commercial reasonableness", with due regard to any other factors, standards and/or limitations otherwise expressed herein with respect to the subject matter and/or the giving or withholding of any such consent or approval. The lease transaction evidenced hereby is a commercial transaction. The parties hereto intend that the reasonableness standard to be implemented in any such case shall be an objective standard, instead of a subjective one, and shall be based on, e.g., fairness, good faith and commercial reasonableness standards, which standards the parties hereto expressly acknowledge and agree are sufficiently certain, ascertainable, definite, commonly acknowledged and commonly utilized in commercial real estate transactions in the metropolitan area in which the Premises are located to be enforceable under applicable laws of the state in which the Premises are located. Such concept of reasonableness does not include or comprehend arbitrary or capricious reasons or considerations based on such factors such as race, religion, pecuniary gain or mere personal preferences. Landlord and Tenant, for and in behalf of themselves, and of their respective successors and assigns, hereby agree that neither of them, nor any of their respective successors or assigns, will hereafter assert or raise, as a defense, the legal theory that any such agreement not to unreasonably withhold, condition and/or delay any consent or approval is so uncertain, indefinite and/or vague as to be an unenforceable contract provision. The agreements set forth in this paragraph are acknowledged to be material inducements to each party to execute this Lease.

SECTION 8.18 JOINT AND SEVERAL OBLIGATION. If this Lease is executed by more than one tenant, Tenant's obligations hereunder shall be the joint and several obligations of each tenant executing this Lease.

SECTION 8.19 EASEMENTS. Landlord shall have the right to grant any Easements on, over, under and above the Premises for such purposes as Landlord determines, provided that such Easements will not materially interfere with Tenant's use of the Premises.

SECTION 8.20 ENLARGING THE OFFICE BUILDING. Landlord hereby reserves the right from time to time to enlarge the Building by constructing additions to the improvements or other buildings on portions of the Property with or without any new parking or common areas, and by including within the Property other properties now or hereafter owned by Landlord adjacent to the Property and constructing on such additional property buildings, parking areas, and common areas; provided, however, the number of Parking Spaces (including the number of reserved Parking Spaces which have been granted to Tenant hereunder) and ratio of covered to uncovered Parking Spaces as set forth in Section 1.01(I) above shall be maintained throughout the Term. In such event, all new buildings, properties, common areas and parking areas shall be treated as though they are part of the Building and, at the election of Landlord, all operating expenses, utility costs, real property taxes and other pro rata payments required of Tenant pursuant to the terms of this Lease shall be applicable to such enlarged area and all improvements now or hereafter located thereon.

SECTION 8.21 LIMITATION OF LANDLORD LIABILITY. In no event shall Landlord be liable to Tenant for any failure of other tenants in the Building to operate their businesses, or for any loss or damage that may be occasioned by or through the acts or omissions of other tenants. Notwithstanding anything to the contrary provided in this Lease, neither Landlord, nor any general or limited partner in or of Landlord, whether direct or indirect, nor any direct or indirect partners in such partners, nor any disclosed or undisclosed officers, shareholders, principals, directors, employees, partners, servants or agents of Landlord, nor any of the foregoing, nor any investment adviser or other holder of any equity interest in Landlord, their successors, assigns, agents, or any mortgagee in possession shall have any personal liability with respect to any provisions of this Lease and, if Landlord is in breach or default with respect to its obligations or otherwise, Tenant shall look for the satisfaction of Tenant's remedies solely to (a) Landlord's interest in the Building and (b) the proceeds of hazard insurance and condemnation awards attributable to Tenant's claim actually received by Landlord from Landlord's insurance policy or from the condemning authority (net of any costs and expenses of obtaining said proceeds or awards) and not applied to the restoration of the Premises as required by the terms of this Lease. Notwithstanding the foregoing, (i) nothing contained in this Section 8.21 shall limit or affect any right that Tenant might otherwise have to obtain injunctive relief or other remedies or actions against Landlord which do not involve the personal liability of Landlord to respond in monetary damages from assets other than Landlord's interest in the Building, provided that such injunctive relief or other remedies or actions do not require Landlord to expend money or forsake income to comply therewith, in excess of the then present income, less debt service, taxes and operating expenses, from the Building, and (ii) nothing contained in this Section 8.21 shall limit or affect any right that Tenant might otherwise have to obtain remedies or actions against Landlord with respect solely to any failure of Landlord to comply with its payment obligations under Section 2.01(C) of this Lease, which do involve the personal liability of Landlord to respond in monetary damages from assets other than Landlord's interest in the Building (specifically excluding the assets of any partners, directors, officers and shareholders of Landlord). In no event shall Landlord be liable to Tenant nor shall any interest of Landlord in the Building be subject to execution by Tenant, for any indirect, special or consequential damages.

SECTION 8.22 SHORT FORM LEASE. Tenant shall not record this Lease or a memorandum hereof without the prior written consent of Landlord. Upon Landlord's request, Tenant agrees to execute and acknowledge a short form lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Premises, the Term, the Commencement and Expiration Dates, and options for renewal, if any, but omitting rent and other terms of this Lease. Further, upon Landlord's request, Tenant agrees to execute and acknowledge a termination of lease in recordable form to be held by Landlord until the Expiration Date or sooner termination of the Term.

SECTION 8.23  ASSIGNMENT OF RENTS, LEASES.

(A) Tenant agrees that Landlord may assign the rents and its interest in this Lease to the holder of any Mortgage.

(B) Tenant further agrees that, in the event of such an assignment, Tenant shall give the holder of such Mortgage a copy of any request for performance by Landlord or any notice of default by Landlord; and, in the event Landlord fails to cure any such default, Tenant shall give such holder a reasonable period, commencing on the last day on which Landlord could cure such default, in which to cure same.

(C) In the event of such an assignment, Tenant shall be permitted to rely on any written notice or request received from any such Mortgage holder instructing Tenant to pay all or any portion of the rents due hereunder directly to such Mortgage holder, and Tenant shall not be required to make any inquiries into the validity of such notice or any default by Landlord upon which such notice may be predicated. Upon receipt of any such notice, Tenant shall be permitted, and is hereby instructed by Landlord, to pay to such Mortgage holder all rents coming due hereunder, and all amounts paid to such Mortgage holder shall be credited and offset against the rents otherwise payable by Tenant to the Landlord under this Lease.

SECTION 8.24  RELOCATION. [THIS SECTION IS INTENTIONALLY OMITTED.]

SECTION 8.25  RULES AND REGULATIONS.

(A) The rules and regulations set forth in EXHIBIT D annexed hereto (the "Rules and Regulations") have been adopted by Landlord for the safety and convenience of all tenants and other persons in the Building. Tenant shall at all times comply with, and shall cause its employees, agents, contractors, licensees and invitees to comply with, the Rules and Regulations from time to time in effect. Landlord may, from time to time, amend, delete or add to the Rules and Regulations, provided that any such modification:

    (1)      shall not be inconsistent with any other provision of this Lease;

    (2) shall be reasonable and have uniform application to substantially all tenants in the Building; and

    (3) shall be effective only upon delivery of a copy thereof to Tenant at the Premises or posting same in a conspicuous place within the Building.

(B) Landlord shall use reasonable, good faith efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be liable to Tenant for failure of any person to comply with such Rules and Regulations. Any failure by Landlord to enforce any of the Rules and Regulations will not constitute a waiver of same with respect to Tenant. Landlord reserves the right, in its sole discretion, to waive, either temporarily or permanently, application of the Rules and Regulations to any particular tenant in the Building, provided that the Rules and Regulations will not be enforced against Tenant in a discriminatory manner.

SECTION 8.26  ESTOPPEL CERTIFICATES.

    (a) At any time and from time to time upon written request by Landlord, Tenant hereby agrees to deliver within ten (10) days after request, a certificate to Landlord or to any present or proposed (a) mortgagee, (b) lessor under a Superior Lease or (c) purchaser designated by Landlord, in the form supplied, certifying: (1) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (2) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (3) the Commencement Date, the Expiration Date and the terms of any extension options of Tenant; (4) the date to which the Base Rent and any Additional Rent have been paid under this Lease and the amount thereof then payable; (5) the amount of the Security Deposit and prepaid rent, if any, being held by Landlord; (6) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (7) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (8) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (9) whether the right of first refusal set forth in Section 3 of EXHIBIT F annexed hereto is in effect; and (10) any other information reasonably requested by Landlord, its present or proposed purchaser, the holder of any Mortgage or lessor under a Superior Lease.

    (b) Within ten (10) days after request therefor by Tenant, but in no event more than two (2) times in any calendar year, Landlord agrees to execute and deliver to Tenant an estoppel certificate addressed to Tenant and any existing or proposed assignee of this Lease or sublessee of the Premises, certifying (if such be the case) that this Lease is unmodified and is in full force and effect (and if there have been modifications, that the same is in full force and effect as modified and stating said modifications), stating that Landlord is not aware of any defaults or events of default by Tenant under this Lease (to the extent same may be determined at the time in question), or stating those of which Landlord is aware; and stating the date to which Base Rent, Tenant's Additional Rent, and other charges have been paid. Such certificate shall also include such other factual information as may be reasonably required by Tenant or such existing or proposed assignee or sublessee; provided, however, Landlord shall not be obligated to execute any such certificate which would have the effect of amending this Lease, increasing the obligations or liability of Landlord hereunder, or reducing or limiting the liability or obligations of Tenant hereunder. The granting of any such certificate by Landlord, even if addressed to an existing or proposed assignee or sublessee, shall not be deemed to be a consent by Landlord to any such assignment or subletting.

SECTION 8.27  MORTGAGEE REQUIREMENTS.  [THIS SECTION IS INTENTIONALLY OMITTED.]

SECTION 8.28 ATTORNEYS' FEES. In the event of any action or proceeding brought by Landlord against Tenant under this Lease, Landlord shall be entitled to recover court costs and the reasonable, actual fees and disbursements of its attorneys in such action or proceeding (whether at the administrative, trial or appellate levels). Landlord shall also be entitled to recover reasonable, actual attorneys' fees and disbursements incurred in connection with a Tenant default hereunder which does not result in the commencement of any action or proceeding.

SECTION 8.29 LANDLORD'S FAILURE TO CONSENT. If Tenant shall request Landlord's consent hereunder and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for the withholding of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction or arbitration (in the manner described in this Section 8.29, below) and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where, as a matter of law, Landlord may not unreasonably withhold its consent. In those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where, as a matter of law, Landlord may not unreasonably withhold its consent, and if Tenant shall request Landlord's consent hereunder and Landlord shall fail or refuse to give such consent, and if Tenant reasonably believes in good faith that Landlord has unreasonably withheld its consent, then, in lieu of commencing an action for specific performance or injunctive relief, Tenant may give Landlord written notice of any such dispute within five (5) days after Tenant becomes aware of the existence of such dispute. If the parties are unable, after good faith negotiations, to resolve such dispute within five (5) working days after Landlord's receipt of such notice, the matter shall be submitted to arbitration pursuant to the provisions of this Section. In the event such dispute is not resolved through negotiation within the aforesaid five (5) working day period, Landlord and Tenant shall promptly select an independent member of the American Arbitration Association, and Landlord and Tenant shall submit such dispute to arbitration by such person. The person selected as arbitrator shall be a reputable, disinterested party having at least fifteen
(15) years of experience in the businesses of the ownership and the management of first-class, multi-tenant office projects in the metropolitan Atlanta, Georgia area. In the event Landlord and Tenant fail to agree upon the selection of such arbitrator within five (5) working days after the expiration of such five (5) working day period, either Landlord or Tenant, upon notice to the other, may request the appointment of the aforesaid independent arbitrator by the Chief Judge of the Fulton County Superior Court. The arbitration shall be conducted, to the extent consistent with this Section, in accordance with the then prevailing rules of the American Arbitration Association (or any successor association). The arbitrator shall render his or her decision in writing, and such decision award shall be final, conclusive and binding on the parties, and counterpart copies thereof shall be delivered to each of the parties. It is understood and agreed that in rendering such decision, the arbitrator shall not add to, subtract from, or otherwise modify the provisions of this Lease, including, without limitation, Tenant shall not be entitled to any damages and the arbitrator shall not have the right to award Tenant any damages. Judgment may be had on the decision of the arbitrator so rendered in any court of competent jurisdiction. The fees and expenses of the arbitrator under this Section shall be borne by the non-prevailing party. The provisions of this Section shall survive the expiration or termination of this Lease. Whenever any consent or approval of Landlord is required or permitted in this Lease or when any instrument, document or action must be satisfactory to Landlord, and this Lease does not expressly impose any limitation or condition upon the discretion of Landlord with respect to any such consent, approval or review, then no condition or limitation is intended to be, or shall be, implied, it being intended that, in all such events, the granting or denial of any such consent or approval or the determination of Landlord's satisfaction shall be based upon Landlord's exercise of its sole and absolute discretion.

SECTION 8.30 NO WAIVER. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Base Rent and any Additional Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular amount of Base Rent or any Additional Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such monies.

SECTION 8.31 NO MERGER. The voluntary or other surrender of possession of the Premises by Tenant, or a mutual cancellation of this Lease, shall not result in a merger of Landlord's estate and Tenant's usufruct interest under this Lease, and shall, at the option of Landlord, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

SECTION 8.32 NO LIGHT OR AIR EASEMENT. Any diminution or shutting off of light or air by any structure which is now or hereafter erected on the Property or upon property adjacent to the Property shall not affect this Lease or impose any liability on Landlord.

SECTION 8.33 SPECIAL STIPULATIONS. The special stipulations attached hereto as EXHIBIT F are hereby incorporated herein by this reference as though fully set forth. To the extent the special stipulations conflict with or are inconsistent with the foregoing provisions of this Lease or any exhibit to this Lease, the special stipulations shall control.

    IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.


TENANT:

FIRST FINANCIAL MANAGEMENT CORPORATION,
a Georgia corporation



By:  Stephen D. Kane
   -------------------------------------------------------------------------
   Name:   Stephen D. Kane
           -----------------------------------------------------------------
   Title:  Senior Executive Vice President & Chief Administrative Officer
           -----------------------------------------------------------------

 Federal Tax I.D. Number or
 Social Security Number: 58-1107864
                         -----------------

 Date:     March 8, 1995
           -----------------------------------------------------------------




                    [Signatures Continue on Following Page]

                   [Signatures Continued from Preceding Page]


LANDLORD:

WEPREC POWERS POINTE CORPORATION



By:        Michael J. Clerkin
   -------------------------------------------------------------------------
   Name:   Michael J. Clerkin
           -----------------------------------------------------------------
   Title:  Vice President
           -----------------------------------------------------------------
   Date:   March 10, 1995
           -----------------------------------------------------------------

                                   EXHIBIT F
                              SPECIAL STIPULATIONS

    1. CONDITIONAL PARTIAL ABATEMENT OF BASE RENT. Subject to the provisions of Section 7.02(E) of this Lease, and provided Tenant is not in default under this Lease beyond any applicable notice and cure or grace period, the payment of Base Rent shall abate during the three (3) month period beginning September 1, 1995 and ending November 30, 1995. Except for such conditional partial abatement of Base Rent, no other rent shall abate during such period.

    2.    RENEWAL OPTION.

    (a) As long as Tenant is not in default in the performance of its covenants under this Lease, and provided that at the end of the initial term of the Lease the Premises contain at least 65,637 rentable square feet of office space, Tenant is hereby granted the option to renew (the "Renewal Option") the Term of this Lease for a period of five (5) additional years (the "Renewal Term"). Tenant shall exercise the Renewal Option by delivering written notice of such election to Landlord at least twelve (12) months prior to the expiration of the initial Term of this Lease. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except (i) the Base Rent during the Renewal Term shall be calculated based on ninety-five percent (95%) of the prevailing Market Base Rent Rate (defined below) at the time the Renewal Term commences, (ii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (iii) Tenant shall not have the right to assign its renewal rights to any sublessee of the Premises or assignee of the Lease (except to a permitted assignee of this Lease, as defined in Section 2(d) below), nor may any such sublessee or assignee exercise or enjoy the benefit of such renewal rights, (iv) the leasehold improvements will be provided in their then-existing condition (on an "as is" basis in the broadest sense of the term) at the time the Renewal Term commences, and (v) there shall not be any rent abatement period and Tenant shall not be entitled to cash payment or allowance of any nature or amount whatsoever. Notwithstanding the foregoing, Tenant shall have no right to exercise such option to renew, and Landlord shall have no obligation to renew this Lease, unless (A) this Lease shall be in full force and effect upon the date of the exercise of the Renewal Option and the date of the expiration of the original Term, and (B) on the date of the exercise of the Renewal Option and the date of the expiration of the original Term there shall exist no default on the part of Tenant under this Lease beyond any applicable notice and cure or grace period. If Tenant shall fail to exercise the Renewal Option within the time permitted or conditions (A) and (B) set forth above are not entirely satisfied, the Renewal Option shall automatically terminate, this Lease shall expire at the expiration of the original Term and Tenant shall have no further right thereafter to renew this Lease or to acquire any interest whatsoever in the Premises. If Tenant shall remain in possession of the Premises after the expiration of the original Term without there having been executed between Landlord and Tenant an amendment to this Lease as contemplated by the terms of this Section, then Tenant shall be a Tenant holding over as provided in this Lease.

    (b) Whenever used in this Lease, the term "Market Base Rent Rate" shall mean Landlord's reasonable determination of the annual gross Base Rent rate per rentable square foot (exclusive of expense pass-through additions) then being charged in first-class office buildings located in northwest suburban Atlanta, Georgia, for space comparable to the space for which the Market Base Rent Rate is being determined (taking into consideration use, location and/or floor level within the applicable building, the definition of rentable square feet, leasehold improvements provided, remodeling credits or allowances granted, quality, age and location of the applicable building, rent concessions [such as abatements or lease assumptions], the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of tenant, relative operating expenses, relative services provided, etc.). It is agreed that bona fide written offers to lease comparable space located elsewhere in the Building from unaffiliated third parties (at arms length) may be used by Landlord as an indication of Market Base Rent Rate.

                                   EXHIBIT F
                                  PAGE 1 OF 15

    (c) In the event Tenant disagrees with Landlord's determination of such Market Base Rent Rate, then within no more than fifteen (15) days after Tenant receives Landlord's written determination of such rate Tenant shall give Landlord notice of Tenant's disagreement and the parties shall, therefore, negotiate in good faith in an attempt to agree on a Market Base Rent Rate. In the event that Landlord and Tenant are unable to establish through good faith negotiations a Market Base Rent Rate within sixty (60) days after Tenant first receives Landlord's written determination of such rate, Tenant shall give Landlord notice of its desire to arbitrate such rate, which notice shall be accompanied by the identity of an arbitrator appointed by Tenant. Thereafter, Landlord shall have fifteen (15) days in which to appoint its arbitrator, and within fifteen (15) days after the appointment of Landlord's arbitrator the two arbitrators theretofore appointed shall appoint a third arbitrator. If the two arbitrators cannot agree on the appointment of a third arbitrator within fifteen (15) days, then either party shall have the right to apply to the presiding judge of the Superior Court of Fulton County, Georgia for the selection of the third arbitrator. After the appointment of such third arbitrator, the arbitration board thus elected shall have thirty (30) days in which to reach a majority agreement on the Market Base Rent Rate as defined above, which determination shall be final and binding upon the parties hereto. If the arbitrators are unable to reach a majority agreement within such thirty
(30) day period, then each of the arbitrators shall render his or her separate appraisal within such stipulated time, and the three appraisals shall be averaged in order to establish such rate; provided, however, that if the low appraisal and/or the high appraisal are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be averaged in order to establish such rate. If both the low appraisal and the high appraisal are disregarded, the middle appraisal shall establish such rate. After the Market Base Rent Rate has been established, the arbitrators shall immediately notify the parties in writing and Tenant shall have a period of fifteen (15) days after receipt of such notice from the arbitrators to irrevocably rescind its exercise of the Renewal Option granted herein by delivering written notice of such recision to Landlord. If Tenant fails to deliver a notice of recision to Landlord within said 15-day period, Tenant shall be deemed conclusively to have elected to renew this Lease for the Renewal Term at the Market Base Rent Rate established by the arbitrators. Each arbitrator appointed hereunder shall be a member of the American Institute of Real Estate Appraisers (MAI) with at least five (5) years of full-time commercial appraisal experience in the metropolitan Atlanta, Georgia area, and no such arbitrator shall have any other existing contractual relationship with either party hereto. Landlord and Tenant shall pay the fees of their respectively appointed arbitrators and the fee of the third arbitrator shall be shared equally by Landlord and Tenant. In the event Base Rent is to be paid in accordance with the Market Base Rent Rate and such Market Base Rent Rate is then subject to dispute or arbitration as provided herein, Tenant shall nevertheless pay an amount of Base Rent equal to the Market Base Rent Rate as determined by Landlord during the pendency of any such dispute or arbitration; provided that Landlord shall promptly refund any amounts subsequently determined to have been overpaid by Tenant.

    (d) Tenant shall not have the right to assign the Renewal Option to any sublessee of the Premises or any portion thereof or to any assignee of this Lease, except to a permitted assignee, nor may any such sublessee or assignee (except a permitted assignee) exercise or enjoy the benefit of such right of first refusal. The term "permitted assignee" as used in this Section 2 shall mean and refer to (i) an assignee of this Lease the assignment to whom is permitted under Section 13(b) of EXHIBIT F of this Lease, and (ii) an assignee of this Lease consented to by Landlord under Section 4.02 of this Lease or under Section 13(a) of EXHIBIT F of this Lease.




                                   EXHIBIT F

    3.       RIGHT OF FIRST REFUSAL.

             (a) Landlord and Tenant acknowledge that there is currently approximately fifteen thousand eight hundred six (15,806) rentable square feet of office space on the eleventh (11th) floor of the Office Building (hereinafter the "First Refusal Space"), as demarcated on EXHIBIT A-3 to this Lease as the "First Refusal Space". Landlord acknowledges that Tenant may wish to expand the Premises and lease a portion or portions of the First Refusal Space. Tenant, however, acknowledges that Landlord must be in a position to lease the First Refusal Space to other tenants. In order to accommodate Tenant's desires regarding the First Refusal Space and Landlord's requirement for future leasing of the First Refusal Space, Landlord shall grant to Tenant the right of first refusal to lease the First Refusal Space in accordance with the terms and conditions contained herein. In the event Landlord obtains a written offer from a prospective tenant to lease all or any portion of the First Refusal Space and Landlord desires to accept such offer, then Landlord shall submit to Tenant in writing the lease term, base rental rate (and any free rent), and tenant improvement allowance of such proposed offer to lease (hereinafter referred to as the "Offer"). Prior to the date which is five hundred forty-five (545) days after the Commencement Date, Tenant shall have the right and option to lease the First Refusal Space covered by the Offer upon the same terms and conditions as this Lease and for a term expiring as of the Expiration Date of this Lease; provided, however, there shall not be any rent abatement period, and provided, further, Landlord's Contribution shall be reduced to an amount equal to the product of (i) Twenty Dollars ($20.00), and
(ii) the number of rentable square feet of the First Refusal Space covered by the Offer, and (iii) a fraction, the numerator of which shall be the number of months from the commencement date (described below) for the First Refusal Space covered by the Offer to the Expiration Date and the denominator of which shall be one hundred twenty (120). From and after the date which is five hundred forty-five (545) days after the Commencement Date, Tenant shall have the right and option to lease the First Refusal Space covered by the Offer upon the same monetary terms and conditions, including any offer of free rent and leasehold improvement allowances, as embodied in the copy of such Offer submitted to Tenant by Landlord, but upon the same terms and conditions as this Lease and for a term expiring as of the Expiration Date of this Lease; provided, however, in the event the remaining months in the Term are less than the number of months in the term embodied in the Offer, then such free rent and leasehold improvement allowances shall be reduced to the amounts that bear the same ratio to the free rent and leasehold improvement allowances embodied in the Offer as the remaining months in the Term bears to the number of months of the term embodied in the Offer. If Tenant shall elect to exercise its right to lease the First Refusal Space covered by the Offer, written notice of such election shall be given to Landlord within five (5) days from the time that Tenant first received a copy of the Offer from Landlord (hereinafter referred to as the "Offer Period"), which notice by Tenant shall specify a date that Tenant shall lease the space covered by the Offer, which commencement date (which date shall also be the rent start date for such space) shall not be earlier than ten (10) days after the giving of notice thereof nor later than the commencement date set forth in the Offer.

    (b) Upon the exercise of its right to lease the First Refusal Space covered by the Offer, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease and specifying that the First Refusal Space is a part of the Premises and under this Lease and containing other appropriate terms and provisions relating to the addition of such area to this Lease, including, without limitation, increasing, adjusting or augmenting rent as a result of the addition of such space.

    (c) If a right to lease pursuant to this Section shall not be exercised within the Offer Period or shall be waived (no notice is deemed to be a waiver of such right), then Landlord shall have the right to offer such space to the prospective tenant, and if such transaction is consummated, Tenant's rights under this Section shall automatically terminate and be of no further force or effect.


                                   EXHIBIT F
                                  PAGE 3 OF 15

    (d) Notwithstanding the foregoing right of first refusal and any other provision of this Lease to the contrary, such right of first refusal is conditioned upon this Lease being in full force and effect and there being no default under this Lease beyond any applicable notice and cure or grace period. If Tenant fails to exercise the foregoing right of first refusal as provided in and in strict accordance with the terms of this Section, or if the conditions in this subsection (d) are not entirely satisfied, the foregoing right of first refusal shall automatically terminate and be of no further force or effect, or if exercised, shall be null and void.

    (e) Tenant shall not have the right to assign its right of first refusal to any sublessee of the Premises or any portion thereof or to any assignee of this Lease, except to a permitted assignee of this Lease, nor may any such sublessee or assignee (except a permitted assignee) exercise or enjoy the benefit of such right of first refusal. The term "permitted assignee" as used in the preceding sentence shall mean and refer to (i) an assignee of this Lease the assignment to whom is permitted under Section 13(b) of EXHIBIT F of this Lease, and (ii) an assignee of this Lease consented to by Landlord under
Section 4.02 of this Lease or under Section 13(a) of EXHIBIT F of this Lease.

4. SATELLITE DISH/ANTENNA. During the Term, Landlord shall grant to Tenant a non-exclusive license to install, maintain, repair, replace and operate two (2) (or if Tenant's proportionate share of the available portion of the roof of the Office Building, as determined by Landlord in its sole discretion, supports a greater number, then such greater number) satellite dishes and/or antennas (together with any related wires, conduits and other equipment necessary or desirable for the proper operation of such satellite dishes and/or antennas, collectively the "Satellite") in a location(s) on the roof of the Office Building designated by Landlord and reasonably acceptable to Tenant (the "Equipment Space Area") upon and subject to all of the terms and conditions set forth herein. The Satellite shall be used only by Tenant solely to transmit and receive aerial transmissions in connection with the business of Tenant; Tenant shall not have the right to use or allow any other person or entity to use the Satellite for a fee. The rights under this Section 4 are personal to the Tenant named herein and are not assignable. Subject to the Rules and Regulations, Tenant, its employees, agents and contractors shall have the right, upon prior reasonable notice to Landlord's managing agent, to enter or leave the roof for purposes of accessing the Satellite. Tenant shall pay to Landlord, as additional rental, on a monthly basis, the actual costs incurred by Landlord in furnishing electric power for the operation of the Satellite. Landlord shall have the right to install, at Tenant's expense, a meter to monitor Tenant's use of electricity furnished by Landlord in the operation of the Satellite. The Satellite installed shall be and remain the property of Tenant, and Tenant shall, prior to the expiration or termination of this license, remove the Satellite (including all installation and anchoring hardware) installed in the Equipment Space Area and elsewhere in the Office Building, and surrender the Equipment Space Area in substantially the same condition existing prior to the installation of the Satellite. Tenant shall be liable for, and shall promptly reimburse Landlord for, the cost of repairing all damage done to the Equipment Space Area or to the Office Building by such removal, including filling and sealing any holes or cavities left by the removal of installation or anchoring hardware. Tenant shall, at its sole cost and expense, obtain all governmental permits or licenses required for the installation, repair, maintenance, operation and removal of the Satellite and shall provide Landlord with evidence thereof. Landlord agrees to fully cooperate with Tenant in obtaining all such permits and authorization, at no cost or expense to Landlord. Tenant's installation, repair, maintenance, operation and removal of the Satellite shall be subject to and performed in accordance with the terms and conditions of this Lease and all applicable Legal Requirements (defined below) in effect from time to time. Tenant shall, at its sole cost and expense, and at its sole risk, install the Satellite in a good and workmanlike manner, and in compliance with all applicable Legal Requirements, including, but not limited to, all building, electric, communications, and safety codes, ordinances, standards, regulations and requirements of the Federal Communications Commission and any other Governmental Authority (defined below).


                                   EXHIBIT F

Tenant shall conduct the installation and maintenance of the Satellite in a good and workmanlike manner so as to not interfere with any other tenant or occupant of the Building. The operation of the Satellite shall not disturb or interfere with the systems of the Building or with any other tenant or occupant of the Building. Landlord shall not erect or permit the erection of any other antenna or satellite dish at the Building so as to unreasonably interfere with the operation of the Satellite. Tenant shall deliver to Landlord Tenant's plans and specifications for the installation of the Satellite and for the aesthetic screening of same for review and approval by Landlord not less than thirty (30) days prior to commencing installation of the Satellite. The Satellite shall be installed substantially in accordance with the plans and specifications approved by Landlord, and the installation shall be performed by contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed. In no event shall the installation or operation of the Satellite damage the Office Building or existing structure on the Office Building, or interfere with the maintenance of the Office Building, any system currently serving the Office Building, any radio or telecommunications equipment currently being operated from or within the Office Building or in any manner invalidate any existing warranties in place on the Office Building or on any improvements to the Office Building. Landlord shall not be liable to Tenant for any stoppages or shortages of electrical power furnished to the Satellite or to the Equipment Space Area because of any act, omission or requirement of the public utility serving the Office Building, or the act or omission of any other tenant, licensee or contractor of the Office Building, or for any other cause beyond the control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electric power. Tenant shall operate the Satellite in strict compliance with Landlord's rules and regulations, now or hereafter promulgated, and all applicable Legal Requirements. Tenant shall, at Tenant's expense, be solely responsible throughout the Term for maintaining, servicing and repairing the Satellite and for repairing any damage to the Office Building or any systems or equipment serving the Office Building caused by the Satellite or by any act, negligence or misconduct of Tenant, Tenant's employees, agents or contractors, while installing, using, servicing, repairing, maintaining or removing the Satellite. Tenant shall protect, defend, indemnify and save Landlord and its trustees, agents, employees, other tenants, licensees and invitees harmless from and against any and all obligations, costs (including costs of litigation and attorneys' fees), expenses, claims, damages and liabilities of any nature whatsoever arising out of or in connection with the existence, installation, construction, operation, repair, maintenance and/or removal of the Satellite. As used herein, the term "Governmental Authority" shall mean the United States, the state, county, city and political subdivision in which the Office Building is located or which exercises jurisdiction over the Building, and any agency, department, commission, board, bureau or instrumentality of any them which exercises jurisdiction over the Office Building, and the term "Legal Requirements" shall mean any law, statute, ordinance, order, rule, regulation or requirement of a Governmental Authority.

5. HEALTH CLUB FACILITY. Subject to the Rules and Regulations relating to the of the Office Building health club facility as Landlord may implement from time to time, the Office Building health club facility shall be made available to Tenant and to its employees located at the Premises at no cost to Tenant or to its employees located at the Premises except in connection with Operating Expenses and except for the cost of any keys or access cards. Landlord reserves the right to relocate the health club facility to different space in the Building at any time and from time to time.

6.    INTERRUPTION OF MAJOR SERVICES.

      (a) In the event that there is a failure to furnish the water, plumbing, electricity, elevator or heating or air-conditioning services Landlord is required to provide as specified in this Lease and Tenant is unable to operate its business in the Premises or any portion thereof as a result of the interruption of any such service (a "Service Interruption") for a period of more than five (5) consecutive business days


                                   EXHIBIT F
after Landlord or Landlord's managing agent has received written notice from Tenant of such Service Interruption, Tenant's Base Rent shall abate, based upon the portion or portions of the Premises affected by such Service Interruption and the degree of adverse affect of the interruption upon the normal conduct of Tenant's business at the Premises, until such interruption is remedied; provided, however, such abatement shall not be applicable if the Service Interruption shall have been caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors; and provided, further, Landlord may prevent or stop any such abatement of Base Rent by providing substantially the same service by temporary or alternative means at no additional cost to Tenant until the cause of loss of service can be corrected, and provided further, abatement under this Section shall be Tenant's sole and exclusive remedy for loss of service and Tenant shall have no right to terminate this Lease, except as otherwise expressly and specifically set forth in Section 6(b) below.

    (b) In the event that all or any substantial portion of the Premises is rendered unfit for the conduct of Tenant's business for more than ninety
(90) consecutive days after written notice to such effect from Tenant to Landlord or Landlord's managing agent by reason of the cessation of utilities or all passenger elevator service, which cessation is the result of the negligence or willful misconduct of Landlord, or its agents, employees or contractors, Tenant shall have the right, to be exercised by written notice from Tenant to Landlord given at any time prior to the restoration of such utilities or at least one passenger elevator, to terminate this Lease, effective as of the date designated by Tenant in such written notice (which date shall not be later than sixty (60) days after the date of such notice); provided, however, that with respect to any such cessation that cannot with reasonable diligence be cured within such ninety (90) day period, provided that Landlord shall commence such cure within such ninety (90) day period and shall diligently prosecute such cure to completion within a reasonable period of time (but in no event to exceed sixty (60) days), such ninety (90) day period shall be extended for a reasonable period of time (in no event to exceed an additional thirty (30) days). Notwithstanding the foregoing provisions of this
Section 6(b), if the subject cessation of utilities or all passenger elevator service results from a casualty caused by the negligence or willful misconduct of Landlord, or its agents, employees or contractors, the provisions of Section
6.02 of this Lease shall control restoration and Tenant's right to terminate, if applicable.

7. PARKING. There shall be no charge to Tenant or its employees for the Parking Spaces during the Term, including any extensions or renewals thereof, except in connection with Operating Expenses and except for the cost of any access cards. All of the Parking Spaces shall be non-reserved; provided, however, Tenant shall have the right to elect by notice to Landlord to convert up to fifteen (15) of the Parking Spaces to reserved spaces. All such reserved spaces shall be located in the area(s) as the parties may mutually agree. Subject to the provisions of Section 5.03 which gives Landlord the right to change the parking facilities (and, in connection with any physical changes to the parking facilities which impact Tenant's reserved parking areas, possibly change the location of Tenant's reserved parking areas to such substitute area(s) as the parties may mutually agree), after the location of Tenant's reserved parking areas shall have been mutually agreed upon by the parties, Landlord shall not relocate such reserved parking spaces without the consent of Tenant. Landlord shall use reasonable efforts to prevent any unauthorized party from parking in any such reserved parking spaces. As of the date of this Lease, Allstate Insurance Company (together with its successors and assigns, "Allstate") has ten (10) reserved parking spaces in the parking facilities which are located in the area(s) shown on EXHIBIT K annexed to this Lease and made a part hereof (the "Allstate Reserved Parking Spaces"). If during the Term the rights of Allstate to the Allstate Reserved Parking Spaces or to any number thereof are terminated (it being acknowledged by Tenant that Landlord is not obligated to effect any such termination), Landlord shall give Tenant written notice of the same and Tenant shall have the right of first refusal to relocate an equal number of Tenant's reserved Parking Spaces (but not increase the number of Tenant's reserved Parking Spaces) to the area(s) where the Allstate Reserved Parking Space(s) in question are then available. If Tenant shall elect to

                                   EXHIBIT F
exercise its right to relocate its reserved Parking Spaces as aforesaid, written notice of such election shall be given to Landlord within ten (10) days after Landlord's notice to Tenant. Upon each exercise of its right to relocate its reserved Parking Spaces as aforesaid, Landlord and Tenant shall enter into a written agreement modifying this Lease to reflect the location of Tenant's reserved Parking Spaces. If a right to relocate its reserved Parking Spaces pursuant to this Section shall not be exercised within such ten (10) day period or shall be waived (no notice is deemed to be a waiver of such right with respect to the available Allstate Reserved Parking Space(s) in question), then Landlord shall have the right to offer such available Allstate Reserved Parking Space(s) to any other tenant of the Building and Tenant's rights under this Section with respect to the available Allstate Reserved Parking Space(s) in question shall automatically terminate and be of no further force or effect. The provisions of this Section are subject to the provisions of Section 5.03 of the Lease.

8. LANDLORD'S AGREEMENT REGARDING HAZARDOUS MATERIALS IN PREMISES ON COMMENCEMENT DATE. In the event, during the term of this Lease, (i) the Premises is determined to contain any Hazardous Materials in a manner or quantity prohibited by federal or State of Georgia laws or regulations, (ii) the federal government or the State of Georgia requires its removal or encapsulation during the term of this Lease, (iii) such Hazardous Materials were in the Premises on the date of the full execution and delivery of this Lease, and (iv) such Hazardous Materials were not installed by Tenant or its agents, employees, contractors, subcontractors, suppliers, or invitees, Landlord agrees that it shall, at its sole cost and expense, cause such remedial measures to be taken as are necessary either to remove or (if permitted by applicable law) encapsulate such Hazardous Substances. Landlord represents to Tenant that, to the best of Landlord's actual knowledge without investigation, except as may otherwise be disclosed in any environmental report/audit heretofore delivered to Tenant for its review, (a) the Premises do not contain any Hazardous Materials in a manner or quantity prohibited by federal or State of Georgia laws or regulations, and (b) the Building is not in violation of any applicable laws relating to Hazardous Materials.

9. EXCLUSIONS FROM OPERATING EXPENSES. For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, "Operating Expenses" shall not include the following (or shall be limited in the manner specifically set forth below):

    (1) the cost of any special work or service performed for any tenant (including Tenant) at such tenant's cost;

    (2) the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;

    (3)  the cost of correcting defects in construction;

    (4) compensation paid to officers and executives of Landlord (but it is understood that the on-site building manager and other on-site employees below the grade of building manager may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses under Article 3 of this Lease);

    (5) the cost of any items for which Landlord is reimbursed by insurance, condemnation or otherwise, except for costs reimbursed pursuant to provisions similar to Article 3 of this Lease;

    (6) the cost of any additions, changes, replacements and other items which are made in order to prepare for a new tenant's occupancy;

                                   EXHIBIT F

    (7) the cost of repairs incurred by reason of fire or other casualty or by the exercise of eminent domain;

    (8) insurance premiums to the extent Landlord may be directly reimbursed therefor, except for premiums reimbursed pursuant to provisions similar to
Article 3 of this Lease;

    (9) any real estate brokerage commissions or other costs incurred in procuring tenants or any fee in lieu of such commission;

    (10) interest on debt or amortization payments on any mortgage or deed to secure debt (except to the extent permitted by Article 3 of this Lease or this Section 9 hereinbelow) and rental under any ground lease or other underlying lease;

    (11) any advertising expenses incurred in connection with the marketing of any rentable space;

    (12) rental payments for base building equipment such as HVAC equipment and elevators;

    (13) any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

    (14) legal expenses arising out of (i) the negotiation or preparation or termination of leases or other occupancy agreements and any related documents (including, without limitation, guaranties, surrender agreements, leasing amendments, and consents to assignment and subletting), (ii) the interpretation of leases or other occupancy agreements, (iii) the enforcement of the provisions of any lease or other occupancy agreement affecting the Building,
(iv) any action against a present or former tenant or occupant under a lease or other occupancy agreement, including without limitation eviction, distraint, levy and collection actions, and (v) the construction of the improvements on the Property;

    (15) costs of management fees to the extent they exceed comparable fees incurred in comparable office buildings in the Geographic Area (Tenant agrees for purposes of this subsection that the management fee which is incurred by Landlord shall be deemed to be prima facia not in excess of comparable fees incurred in comparable office buildings in the Geographic Area, and Tenant shall have the burden to prove the amount of any such fee which is in excess of comparable fees incurred in comparable office buildings in the metropolitan Atlanta, Georgia area.);

    (16) any costs (including, without limitation, overhead and profit) representing any amount paid to Landlord, or to any person, firm, or entity related to Landlord, for services and materials to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or corporation;

    (17) costs and expenses associated with the removal or encapsulation of asbestos or other Hazardous Materials;

    (18) Operating Expenses shall include the cost of all repairs, alterations, additions, changes, replacements and other items required by any law imposed after the date of this Lease or any governmental regulation or other legal requirement imposed after the date of this Lease, including without limitation structural changes, regardless of whether such costs, when incurred are classified as capital expenditures; provided, however, to the extent that any of the foregoing costs should be classified as capital expenditures in accordance with generally accepted accounting principles, such costs, together with Interest, shall be amortized over the useful life of the item in question, but in no event beyond the

                                   EXHIBIT F
reasonable life of the Building, and, provided, further, Landlord and Tenant agree that amounts of capital expenditures under this subsection 18 shall be included in Operating Expenses only after the fifth (5th) anniversary of the Commencement Date (regardless of whether the capital investment item was purchased and/or installed before or after such anniversary of the Commencement
Date);

    (19) with respect to the cost of acquisition and/or installation of capital improvement items which are purchased or installed for the purpose of reducing Maintenance Costs, Operating Expenses shall include only the amortization, together with Interest, on the costs of acquisition and/or installation of such capital improvement items in accordance with the terms of
Section 3.04(A)(3)(f) of this Lease (It is understood and agreed that it will not be necessary for Landlord to demonstrate actual reduction in Maintenance Costs as a result of the acquisition and/or installation of any such capital improvement item. All such costs shall be amortized over the reasonable life of the capital improvement items, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building.);

    (20) with respect to cost of acquisition and/or installation of capital investment items which are purchased and/or installed for the purpose of improving safety or security, Operating Expenses shall include only the amortization, together with Interest, of the cost of acquisition and/or installation of capital investment items which are purchased and/or installed for the purpose of improving safety or security (All such costs shall be amortized over the reasonable life of the capital improvement items, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles, but in no event to extend beyond the reasonable life of the Building.); and

    (21) the cost of any special work or service performed for any tenant at such tenant's cost and the amounts by which the cost of any work or service performed for any tenant (other than Tenant) which shall exceed the greater of
(i) the cost of the standard amount or level of such work or service provided to tenants of the Building in general, or (ii) the cost of the amount or level of work or service made available by Landlord to Tenant under this Lease;

    (22) any costs, fines or penalties incurred due to violations by Landlord of any applicable federal, state or local law, code or regulation, to the extent such costs, fines or penalties exceed the costs which would have been incurred and included in Operating Expenses if Landlord complied with such applicable federal, state or local law, code or regulation;

    (23) costs in connection with a sale or financing, refinancing or syndication of the Building or a part thereof, except as specifically permitted by Article 3 of this Lease;

    (24) costs of renovating or otherwise improving or decorating, painting or redecorating or altering leasable space for tenants or other occupants, including Tenant, of the Building or made for the purpose of making space in the Building leasable;

    (25) depreciation of the Building or any improvements on the Building land, except as specifically permitted in Article 3 of this Lease or by this
Section 9;

    (26)  rental concessions or lease buy-outs granted or made by Landlord;

    (27) any compensation paid to clerks, attendants or other persons or entities in any commercial concessions operated by Landlord;


                                   EXHIBIT F

    (28) estate, inheritance, gift, transfer, net worth, intangibles, franchise and income taxes of Landlord (but in no event shall this subsection exclude rent taxes, business license taxes, or any net worth, franchise or income tax assessment, tax, levy, imposition or charge in lieu of or in addition to real estate taxes);

    (29)  any costs of a capital nature except as specifically permitted by
Article 3 of this Lease or by this Section 9 hereinabove.

    10. CAP ON CONTROLLABLE OPERATING EXPENSES. For purposes of calculating Tenant's Additional Rent pursuant to Article 3 of this Lease, Landlord and Tenant hereby agree that, commencing with the second full calendar year of the Term, Operating Expenses (except for Uncontrollable Costs, as hereinafter defined) shall be deemed not to increase by more than six percent (6%) (the "Operating Expense Cap") from one calendar year to the next calendar year, regardless of any actual increases in Operating Expenses; provided, however, in the event that in any calendar year any such increase in Operating Expenses is in fact greater than the Operating Expense Cap (any such increase in excess of the Operating Expense Cap being hereinafter collectively referred to as the "Carryover Percentage"), Landlord shall have the right to add all of the Carryover Percentage (or such portion thereof as will not produce a total increase in Operating Expenses in excess of the Operating Expense Cap) to the increases in Operating Expenses occurring over any of the following years of the term of this Lease in which such increases in Operating Expenses are less than the Operating Expense Cap, on a cumulative basis until all such Carryover Percentages have been used to increase Operating Expenses for purposes of calculating Tenant's Additional Rental payable pursuant to Article 3 of this Lease. For example, if the actual increase in Operating Expenses during the second full calendar year of the Term is eight percent (8%) (thus creating a Carryover Percentage of two percent (2%), which may be carried forward to future years by Landlord), and if in the third full calendar year of the Term the actual increase in the Operating Expenses is four percent (2%), then during the third full calendar year of the Term the Operating Expenses shall be deemed to increase by six percent (6%), such six percent (6%) increase arising from adding the four percent (4%) increase in Operating Expenses which occurred in the third full calendar year to the two percent (2%) Carryover Percentage from the second full calendar year. The foregoing provisions of this Section notwithstanding, Taxes, Insurance, and Utilities (collectively, "Uncontrollable Costs") shall not be subject to any limitation or cap, and, accordingly, the total dollar increase in Operating Expenses, and Tenant's Additional Rent payable pursuant to Article 3 of this Lease, for any and each calendar year during the term of this Lease shall be calculated without any limitation or cap on Uncontrollable Costs.

11. TENANT'S RIGHT TO AUDIT OPERATING EXPENSES.   Subject to the other terms
and conditions relating to the audit of Landlord's books and records set forth in Section 3.02 of this Lease, Landlord's books and records pertaining to the calculation of Operating Expenses for any calendar year during the Term, and for the calendar year during the Term immediately preceding such calendar year, may be audited by Tenant or its representatives, at Tenant's expense, at any time within four (4) months after Tenant's receipt of the Operating Statement; provided that Tenant shall give Landlord not less than ten (10) days prior written notice of any such audit. If Tenant's audit proves to Landlord's reasonable satisfaction that Landlord's calculation of Tenant's Operating Payment for the audited calendar year(s) (i) resulted in an overpayment by Tenant of Tenant's Operating Payment for such year(s), then Tenant shall be entitled to a prompt refund of any overpayment; or (ii) resulted in an underpayment by Tenant, then Tenant shall promptly pay to Landlord the amount of any such underpayment. If Tenant's audit proves to Landlord's reasonable satisfaction that Landlord's calculation of Tenant's Operating Payment for the audited calendar year(s) resulted in an overpayment by more than four percent (4%) of the amount of Tenant's Operating Payment for such year(s), Landlord shall also pay the reasonable fees and expense of Tenant's independent auditors, if any, conducting such audit. Landlord covenants and agrees to keep

                                   EXHIBIT F
and maintain its books, records and accounts with respect to Operating Expenses separate from any other general books, records and accounts of Landlord. Any such audit shall be performed in a manner so as to not unreasonably disrupt the business operations at Landlord's offices. Upon Tenant's request, Landlord shall give Tenant notice of the location of Landlord's books and records pertaining to the calculation of Operating Expenses (it being agreed that such books and records shall be transferred by Landlord if necessary to one building location for purposes of permitting Tenant to conduct its audit in accordance with the terms hereof).

12. ARBITRATION OF OPERATING EXPENSE DISPUTE. If Tenant timely conducts an audit of Landlord's books and records pertaining to the calculation of Operating Expenses pursuant to Section 11 of these Special Stipulations, and Tenant disputes the calculation of Tenant's Operating Payment or whether any item is properly included in Operating Expenses pursuant to the applicable provisions of this Lease, Tenant shall give Landlord written notice of any such dispute within ten (10) days after the completion of the audit. If the parties are unable, after good faith negotiations, to resolve such dispute within sixty
(60) days after Landlord's receipt of such notice, the matter shall be submitted to arbitration pursuant to the provisions of this Section 12. Upon the resolution of any such dispute, if it is determined that Tenant has made an overpayment, such overpayment shall be credited or refunded by Landlord to Tenant within ten (10) days after such resolution. Upon the resolution of any such dispute, if it is determined that Tenant has made an underpayment, such underpayment shall be paid by Tenant to Landlord within ten (10) days after such resolution. In the event such dispute is not resolved through negotiation within the aforesaid sixty (60) day period, Landlord and Tenant shall promptly select an independent certified public accountant, and Landlord and Tenant shall submit such dispute to arbitration by such independent certified public accountant. The certified public accountant selected as arbitrator shall be a reputable, disinterested party having at least ten (10) years of experience in auditing operating expenses for multi-tenant office projects. In the event Landlord and Tenant fail to agree upon the selection of such arbitrator within fifteen (15) days after the expiration of such sixty (60) day period, either Landlord or Tenant, upon notice to the other, may request the appointment of the aforesaid independent certified public accountant by the Chief Judge of the Fulton County Superior Court. The arbitration shall be conducted, to the extent consistent with this Section 12, in accordance with the then prevailing rules of the American Arbitration Association (or any successor association). The arbitrator shall render his or her decision and award in writing, and such decision or award shall be final, conclusive and binding on the parties, and counterpart copies thereof shall be delivered to each of the parties. It is understood and agreed that in rendering such decision and award, the arbitrator shall not add to, subtract from, or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction. The fees and expenses of the arbitrator under this Section shall be borne equally by both parties. The provisions of this Section 12 shall survive the expiration or termination of this Lease.

13.          ASSIGNMENT AND SUBLETTING.

    (a) Notwithstanding anything contained in Section 4.02 of this Lease to the contrary, provided Tenant is not in default under this Lease beyond any applicable notice and cure or grace period, and subject to the to the other terms and conditions expressly and specifically set forth in Section 4.02 of this Lease, Landlord shall not unreasonably withhold its consent to Tenant's request to assign this Lease or to sublease the Premises or any portion thereof. In determining the reasonableness of Landlord's approval of or failure to consent to Tenant's assignment of this Lease or the subleasing of the Premises, Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including without limitation, the following:

             (i) the business reputation of the proposed assignee or subtenant and its partners, officers, directors, and stockholders;


                                   EXHIBIT F

             (ii) the nature of the business and the proposed use of the Premises by the proposed assignee or subtenant;

             (iii) the financial condition of the proposed assignee or subtenant;

             (iv) the effect that the proposed assignee or subtenant would have on the operations and maintenance of the Building and Landlord's investment therein;

             (v) whether or not the assignee or subtenant is reputable and of a kind customarily found in a "Class A" office building;

             (vi) whether or not the proposed assignee or subtenant is presently a tenant in the Building (it being agreed that Landlord's refusal to consent to any assignment of this Lease or sublease of all or any portion of the Premises shall be deemed reasonable if the proposed transferee is presently a tenant in the Building);

             (vii) restrictions, if any, contained in other leases or agreements affecting the Building (it being agreed that the purposes for which any transferee intends to use the Premises may not be in violation of this Lease or of any such other lease or agreement affecting the Building, provided that the terms of any such other lease which would be violated by the transferee's intended use were negotiated in good faith by Landlord and provided further that upon request of Tenant, Landlord shall advise Tenant of the relevant provisions of any other leases in the Building which impose any restrictions on the use or occupancy of the Premises); and

             (viii) whether or not Tenant is in default under this Lease beyond any applicable notice and cure or grace period (it being agreed that Landlord's refusal to consent to any assignment of this Lease or sublease of all or any portion of the Premises shall be deemed reasonable if Tenant is in default under this Lease beyond any applicable notice and cure or grace period).

    (b) Provided Tenant is not in default under this Lease beyond any applicable notice and cure or grace period, Tenant shall have the right, upon at least ten (10) days' prior written notice to Landlord and the delivery of a copy of the proposed assignment agreement or sublease as provided below, to assign this Lease or to sublet all or any portion of the Premises to an Affiliate (as hereinafter defined) without Landlord's consent; provided, however, no such assignment or subletting shall relieve Tenant of any of its obligations and liabilities to Landlord hereunder and Tenant shall remain fully liable for the faithful performance of all covenants, terms and conditions of this Lease on the part of Tenant to be performed. The term "Affiliate" as used in this Section and elsewhere in this Lease in regard to Tenant shall mean (i) any parent corporation or subsidiary or other corporation which controls or is controlled by Tenant or Tenant's parent corporation or any entity that controls or is controlled by Tenant's parent corporation, or (ii) any corporation which is under common control with Tenant or Tenant's parent corporation or any entity that controls or is controlled by Tenant's parent corporation, or (iii) any corporation or entity in which or with which Tenant or Tenant's parent corporation or any entity that controls or is controlled by Tenant's parent corporation is merged or consolidated or to which substantially all of Tenant's assets or stock (or the assets or stock of Tenant's parent corporation or any entity that controls or is controlled by Tenant's parent corporation) are transferred provided that such successor to Tenant is capable of fulfilling the obligations of Tenant hereunder, and provided further that such successor to Tenant assumes and agrees in writing to full perform and observe the obligations and agreements of Tenant under this Lease. The term "control" shall mean the possession of effective power, directly or indirectly, to direct or cause the direction of the management and policies of such corporation. Contemporaneously with any such notice to Landlord, Tenant shall deliver a copy of such proposed assignment agreement or sublease,

                                   EXHIBIT F
as the case may be. The assignment agreement or sublease, as the case may be, shall be subject to Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Any such assignment agreement shall provide that the Lease may not be further assigned without the prior written consent of Landlord, and any such sublease shall specify that such sublease shall not be assigned or the Premises or any part thereof further sublet without the prior written consent of Landlord.

    (c) Tenant hereby agrees that Tenant's sole remedy against Landlord for any claim that Landlord has acted unreasonably in withholding or delaying its consent to Tenant's request to assign this Lease or to sublet the Premises or any portion thereof shall be a suit for specific performance and Tenant hereby waives any claim against Landlord for damages, whether actual or consequential or otherwise.

14. ABANDONMENT OF PREMISES. If all or substantially all of the Premises are deserted, vacated or not used as regularly or consistently as would normally be expected for similar premises put to general business office use for longer than six (6) consecutive months (excluding by reason of casualty), even though Tenant continues to pay the stipulated rent, and Tenant shall fail to re-occupy the same within ten (10) days after notice from Landlord, then from and after the expiration of said ten (10) day notice period, Landlord may, but shall be under no obligation to, terminate this Lease, without declaring Tenant to be in default under this Lease, by delivering written notice to Tenant. For purposes of this Section 14, "substantially all of the Premises" shall be deemed to mean ninety percent (90%) or more of the rentable square feet of the Premises.

15. LIMITED SERVICES TO STORAGE SPACE. Landlord shall not be required to provide any janitor service to the Storage Space.

16. LANDLORD'S INSURANCE.

    (a) Landlord shall procure at its expense (but with the expense to be included in Operating Expenses as provided in Article 3 of this Lease) and shall thereafter maintain throughout the Term a policy or policies of all risks (including rent loss coverage in amounts reasonable and customary for Class "A" office building projects in metropolitan Atlanta, Georgia), real and personal property insurance covering the Office Building in an amount equal to at least ninety percent (90%) of the full insurable replacement value thereof (excluding any tenant leasehold improvements in the Office Building which are not paid for by Landlord and such insurance may provide for a reasonable deductible), and in an amount sufficient to comply with any co-insurance requirements in such policy.

    (b) Landlord shall also procure at its expense (but with the expense to be included in Operating Expenses as provided in Article 3 of this Lease) and shall thereafter maintain throughout the Term, commercial general liability insurance with the limits of such policy or policies to be in combined single limits for both damage to property and personal injury and in an amount determined by Landlord from time to time in its sole discretion, but in no event in an amount of less than Three Million Dollars ($3,000,000) for each occurrence subject to the provision for a reasonable deductible and subject to annual aggregate limits required by the insurance carrier. Tenant acknowledges that Landlord intends to initially maintain commercial general liability insurance in an amount in excess of $3,000,000 and that the premium for such liability insurance shall be included in Operating Expenses regardless of the liability limits of such policy.

    (c) Landlord represents that, as of the date of this Lease, Landlord holds the insurance policies required under subsections (a) and (b) above. Within a reasonable time following the written request of Tenant, copies of certificates of the policies described in subsections (a) and (b) above shall be delivered by Landlord to Tenant. Landlord may also carry such other types of insurance in form and amounts

                                   EXHIBIT F
which Landlord shall determine to be appropriate from time to time. All such policies procured and maintained by Landlord pursuant to this Section 16 shall be carried with companies licensed to do business in the State of Georgia. Any insurance required to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies comply as to terms and amounts with the requirements set forth in this Lease.

17. FACING SIGNAGE RIGHTS OF TENANT. Landlord hereby grants to Tenant the right to install and maintain, all at Tenant's sole cost and expense, two (2) corporate identification signs, one each on the top of the face of the western and eastern sides of the Office Building, or, at Tenant's option, on the top of the western and eastern elevations of the roof of the Office Building (the "Facing Signs"), upon and subject to all of the following terms and conditions:

    (a) The precise locations of the Facing Signs shall be subject to the prior written approval of Landlord (the approved areas are herein referred to collectively as the "Facing Signage Areas"). Landlord has not made any representations to Tenant regarding whether or not Legal Requirements permit the Facing Signs to be located on the roof of the Office Building, it being acknowledged by Tenant that Landlord has notified Tenant that to the best of Landlord's knowledge, Legal Requirements prohibit the location of the Facing Signs on the roof of the Office Building;

    (b) The exact design, weight, size, color, lettering, location, and manner of installation and illumination of the Facing Signs shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall deliver to Landlord Tenant's plans and specifications for the installation of the Facing Signage for review and approval by Landlord not less than sixty (60) days prior to commencing installation of the Facing Signage. The Facing Signage shall be installed in strict compliance with the plans and specifications approved by Landlord, and the installation shall be performed by contractors approved by Landlord;

    (c) Tenant shall, at its sole cost and expense, obtain all governmental permits or licenses required for the installation, repair, maintenance, operation and removal of the Facing Signage and shall provide Landlord with evidence thereof. Tenant's installation, repair, maintenance, operation and removal of the Facing Signage shall be subject to and performed in accordance with the terms and conditions of this Lease and all applicable Legal Requirements in effect from time to time. Tenant shall, at its sole cost and expense, and at its sole risk, install and maintain the Facing Signage in a first-class manner, and in compliance with all applicable Legal Requirements, including, but not limited to, all building, electric, communications, and safety codes, ordinances, standards, regulations and requirements of any
Governmental Authority.   Tenant shall conduct the installation and maintenance
of the Facing Signage in a good and workmanlike manner so as to not interfere with any other tenant or occupant of the Building. The operation of the Facing Signage shall not disturb or interfere with the systems of the Building or with any other tenant or occupant of the Building. In no event shall the installation or operation of the Facing Signage damage the Building or existing structure of the Building, or interfere with the maintenance of the Building, any system currently serving the Building, any radio or telecommunications equipment currently being operated from or within the Building or in any manner invalidate any existing warranties in place on the Building or on any improvements to the Building;

    (d) Tenant shall pay to Landlord, as additional rental, on a monthly basis, the actual costs incurred by Landlord in furnishing electric power for the operation and/or illumination of the Facing Signage. Landlord shall have the right to install, at Tenant's expense, a meter to monitor Tenant's use of electricity furnished by Landlord in the operation of the Facing Signage;


                                   EXHIBIT F

    (e) The Facing Signage installed shall be and remain the property of Tenant, and Tenant shall, (i) prior to the expiration or termination of this Lease, or (ii) within ten (10) days after the termination of Tenant's rights under this Section 17 in accordance with the provisions set forth below, whichever occurs first, remove the Facing Signage (including all installation and anchoring hardware) installed in the Facing Signage Areas and elsewhere in or upon the Office Building, and surrender the Facing Signage Areas in substantially the same condition existing prior to the installation of the Facing Signage. Tenant shall be liable for, and shall promptly reimburse Landlord for, the cost of repairing all damage done to the Facing Signage Areas or to the any other portion of the Office Building by such removal, including filling and sealing any holes or cavities left by the removal of installation or anchoring hardware;

    (f) Landlord shall not be liable to Tenant for any stoppages or shortages of electrical power furnished to the Facing Signage or to the Facing Signage Areas because of any act, omission or requirement of the public utility serving the Office Building, or the act or omission of any other tenant, licensee or contractor of the Office Building, or for any other cause beyond the control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electric power;

    (g) Tenant shall operate the Facing Signage in strict compliance with Landlord's rules and regulations, now or hereafter promulgated, and all applicable Legal Requirements. Tenant shall, at Tenant's expense, be solely responsible throughout the Term for maintaining, servicing and repairing the Facing Signage and for repairing any damage to the Building or any systems or equipment serving the Building caused by the Facing Signage or by any act, negligence or misconduct of Tenant, Tenant's employees, agents or contractors, while installing, using, servicing, repairing, maintaining or removing the Facing Signage. Tenant shall protect, defend, indemnify and save Landlord and its trustees, agents, employees, other tenants, licensees and invitees harmless from and against any and all obligations, costs (including costs of litigation and attorneys' fees), expenses, claims, damages and liabilities of any nature whatsoever arising out of or in connection with the existence, installation, construction, operation, repair, maintenance and/or removal of the Facing Signage;

    (h) Notwithstanding anything to the contrary contained herein, the rights granted to Tenant in this Section 17 shall be personal to the Tenant named herein and shall be deemed null and void in the event of any assignment of this Lease or sublease of all or any portion of the Premises; and

    (i) Tenant's rights under this Section 17 shall automatically terminate upon the occurrence of either: (i) Tenant no longer occupies and does business from at least 65,637 rentable square feet of office space in the Office Building, or (ii) an Event of Default.

    (j)  For so long as Tenant's rights under this Section 17 are in effect,
(a) Landlord shall not permit any other tenant of the Office Building to place any sign on the face of the exterior of the Office Building or on the roof of the Office Building, and (b) Landlord shall not place any sign on the face of the exterior of the Office Building or on the roof of the Office Building, except for (x) directional signage, (y) signs identifying the name of the Office Building located on the face of the exterior of the Office Building near entrance doors, and (z) any sign required by applicable Legal Requirements.

    (k) Tenant shall reimburse Landlord within thirty (30) days after written demand from Landlord for all reasonable, actual costs incurred by Landlord to remove the two (2) existing exterior signs located near the top of the Office Building. In addition, in consideration of the granting of the rights under this Section 17, Tenant shall pay to Landlord as Additional Rent the sum of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) within thirty (30) days after the full execution and delivery of this Lease.



                                   EXHIBIT F
                                 PAGE 15 OF 15